UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )
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First Midwest Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 14, 2016

Dear Stockholder:
You are cordially invited to attend the 2016 Annual Meeting of Stockholders of First Midwest Bancorp, Inc., which will be held on Wednesday, May 18, 2016 at 9:00 a.m., Central time, at the Westin Lombard Yorktown Center Hotel, 70 Yorktown Center, Lombard, Illinois 60148.
The matters to be acted on at the Annual Meeting are described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement. Also enclosed is a copy of our 2015 Annual Report. Please review these materials carefully before voting.
We are pleased to offer multiple options for voting your shares. As detailed in the Questions and Answers section of the Proxy Statement, you may vote your shares via the Internet, by telephone or by mail. Voting in any of these ways will not prevent you from attending the Annual Meeting. You also may vote in person by written ballot at the Annual Meeting.
Your vote is very important to us. Whether or not you plan to attend the meeting in person, your shares should be represented and voted.
On behalf of our Board of Directors, I would like to express our appreciation for your continued interest in First Midwest. I hope you will be able to attend the Annual Meeting.

Sincerely,

Michael L. Scudder
President and Chief Executive Officer

One Pierce Place, Suite 1500
Itasca, Illinois 60143

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	May 18, 2016 at 9:00 a.m., Central time.

Place:	Westin Lombard Yorktown Center Hotel, 70 Yorktown Center, Lombard, Illinois 60148.

Items of Business:	w	To elect as directors the three nominees identified in the attached Proxy Statement, each to serve for a three-year term expiring at the Company’s 2019 annual meeting of stockholders.

	w	To approve an advisory (non-binding) resolution regarding the compensation paid in 2015 to the Company’s named executive officers.

	w	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016.

	w	To transact such other business as may properly come before the Annual Meeting.

Record Date:
You are entitled to vote at the Annual Meeting only if you owned shares of First Midwest Bancorp, Inc. common stock at the close of business on March 25, 2016, which is the record date for the Annual Meeting.

Proxy Voting:
It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares via the Internet, by telephone or by mail. Voting in any of these ways will not prevent you from attending or voting your shares in person at the Annual Meeting. For instructions on how to vote your shares, please see the Questions and Answers section of the Proxy Statement.

By Order of the Board of Directors,

Nicholas J. Chulos
Executive Vice President, Corporate Secretary
and General Counsel

April 14, 2016

One Pierce Place, Suite 1500
Itasca, Illinois 60143

PROXY STATEMENT

INTRODUCTION AND SUMMARY
This Proxy Statement is being furnished in connection with a solicitation of proxies by the Board of Directors of First Midwest Bancorp, Inc., a Delaware corporation, to be used at our 2016 Annual Meeting of Stockholders. The approximate date on which this Proxy Statement, the accompanying Proxy Card and our 2015 Annual Report are first being sent or otherwise made available to stockholders is April 14, 2016. The following is a summary of items to be voted upon at the Annual Meeting.
Annual Meeting of Stockholders

Date and Time:	May 18, 2016 at 9:00 a.m., Central time

Place:	Westin Lombard Yorktown Center Hotel, 70 Yorktown Center, Lombard, Illinois 60148

Record Date:	March 25, 2016

Items of Business	Board of Directors Vote Recommendation

Election of Directors	FOR

Approval of an Advisory (Non-Binding) Resolution Regarding the Compensation Paid in 2015 to the Company’s Named Executive Officers	FOR

Ratification of the Appointment of the Company’s Independent Registered Public Accounting Firm	FOR
Important Notice Regarding the Availability of Proxy Materials
A copy of our Annual Report for the year ended December 31, 2015 accompanies this Proxy Statement. The Notice, this Proxy Statement and our Annual Report are available at www.proxyvote.com (if you utilize www.proxyvote.com, you will need the control number included on your Proxy Card). If you would like to receive, without charge, a paper copy of our Annual Report, please contact our Corporate Secretary at First Midwest Bancorp, Inc., One Pierce Place, Suite 1500, Itasca, Illinois 60143.

Election of Directors
The first item of business at the Annual Meeting will be the election of three directors of the Company to the class of directors whose term expires in 2019. The nominees are Br. James Gaffney, Michael L. Scudder and J. Stephen Vanderwoude, each of whom is currently a director of the Company.

Director Nominees	Age	Director Since	Independent	Board of Directors Vote Recommendation
Br. James Gaffney	73	1998	Yes	FOR
President of Lewis University
Michael L. Scudder	55	2008	No	FOR
President and Chief Executive Officer of First Midwest Bancorp, Inc.
J. Stephen Vanderwoude	72	1991	Yes	FOR
Private Investor
Executive Compensation
We are asking our stockholders to approve, on an advisory (non-binding) basis, a resolution regarding the compensation paid in 2015 to our named executive officers as disclosed in this Proxy Statement.
Independent Registered Public Accounting Firm
We are asking our stockholders to ratify, on an advisory (non-binding) basis, the selection of Ernst & Young LLP as our independent registered public accounting firm for 2016.
Certain Terms
Certain terms that we use in this Proxy Statement have particular meanings. For ease of reference, we have set forth below the meanings of these terms.

Term	Meaning

401(k) Plan	First Midwest Bancorp, Inc. Savings and Profit Sharing Plan, as amended

Annual Meeting	2016 Annual Meeting of Stockholders of First Midwest Bancorp, Inc.

Board of Directors or Board	Board of Directors of First Midwest Bancorp, Inc.

By-Laws	Amended and Restated By-Laws of First Midwest Bancorp, Inc., as amended

Certificate of Incorporation	Restated Certificate of Incorporation of First Midwest Bancorp, Inc., as amended

Common Stock	Common Stock, $0.01 par value, of First Midwest Bancorp, Inc.

Company, we, us or our	First Midwest Bancorp, Inc.

Deferred Compensation Plan	First Midwest Bancorp, Inc. Nonqualified Retirement Plan, as amended

Exchange Act	Securities Exchange Act of 1934, as amended

First Midwest Bank or Bank	First Midwest Bank, which is a wholly-owned subsidiary of First Midwest Bancorp, Inc.

Form 10-K	First Midwest Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2015

Gain Deferral Plan	First Midwest Bancorp, Inc. Stock Option Gain Deferral Plan, as amended

Internal Revenue Code	Internal Revenue Code of 1986, as amended

M&A	Mergers and acquisitions

Named executive officers	Executive officers named in the Summary Compensation Table contained in this Proxy Statement

Non-Employee Directors Stock Plan	First Midwest Bancorp, Inc. Amended and Restated Non-Employee Directors Stock Plan, as amended

Notice	The Notice of Annual Meeting of Stockholders that accompanies this Proxy Statement

Omnibus Stock and Incentive Plan	First Midwest Bancorp, Inc. Omnibus Stock and Incentive Plan, as amended

Pension Plan	First Midwest Bancorp, Inc. Consolidated Pension Plan, as amended

Proxy Card	The form of proxy card or voting instruction form that accompanies this Proxy Statement

Proxy Statement	This proxy statement

Record Date	March 25, 2016

SEC	United States Securities and Exchange Commission

TSR	Total stockholder return

QUESTIONS AND ANSWERS
Who can vote at the Annual Meeting?
You are entitled to vote your shares of Common Stock at the Annual Meeting if you were a stockholder of record of the Company at the close of business on March 25, 2016, the Record Date for the Annual Meeting. On that date, there were 81,373,940 shares of Common Stock outstanding, each of which is entitled to one vote for each matter to be voted on at the Annual Meeting. On the Record Date, we had 2,183 stockholders of record.
A proxy is your direction to another person to vote your shares. When you vote your shares, whether via the Internet, by telephone or by signing and mailing a Proxy Card, you will appoint certain officers of the Company to vote your shares of Common Stock at the Annual Meeting in the manner you instruct. Even if you plan to attend the Annual Meeting, you should vote your shares in advance.
Who is entitled to receive this mailing?
If you hold shares of our Common Stock that are registered in your name through our transfer agent, Computershare Trust Company, N.A., as of the Record Date, you are the stockholder of record with respect to those shares. If you hold shares of our Common Stock indirectly through a bank, broker or similar institution, you are considered a beneficial owner of those shares but are not the stockholder of record. We refer to banks, brokers and similar institutions in this Proxy Statement collectively as “brokers.” In this circumstance, you are a stockholder whose shares are held in “street name” and your broker is considered the stockholder of record. We sent copies of our proxy materials directly to all stockholders of record. If you are a beneficial owner whose shares are held in street name, these materials were sent to you by the broker through which you hold your shares. As the beneficial owner, you may direct your broker how to vote your shares at the Annual Meeting, and the broker is obligated to provide you with a voting instruction form for you to use for this purpose.
What does it mean if I receive more than one Proxy Card?
If you receive multiple Proxy Cards, this means you hold your shares in more than one account. To vote all of your shares by proxy, please vote the shares in each account via the Internet or by telephone, or complete, sign, date and return each Proxy Card that you receive.
How are shares voted and counted?
If you are a stockholder of record on the Record Date and you properly vote your shares via the Internet, by telephone or by mail, your shares will be voted in accordance with your instructions. If you sign and return your Proxy Card, but do not give voting instructions, your shares will be voted in the manner recommended by the Board of Directors, as follows:  FOR each director nominee named in this Proxy Statement and FOR each of the other items set forth in the Notice attached to this Proxy Statement. If you sign and return your Proxy Card, but do not give voting instructions, you also will grant discretionary authority to the named proxies to vote on any other matters that may properly come before the Annual Meeting, or any adjournment or postponement, which will be voted in accordance with the best judgment of the named proxies.
If your shares are held in street name, the shares will be voted by the broker through which you hold your shares on routine matters in accordance with your instructions and, if no instructions are given, your broker is entitled to vote your shares in its discretion. On non-routine matters, your broker will vote your shares only if you have provided the broker with voting instructions. If you do not give your broker voting instructions for non-routine items, your shares will be treated as “broker non-votes.” This means your shares will be counted for the purpose of determining if a quorum is present but, except as provided below, will not be included as votes cast with respect to the non-routine items. The determination of whether a matter is routine or non-routine is made under the rules of the NASDAQ Stock Market. An abstention occurs when a stockholder marks his or her Proxy Card as ABSTAIN and thereby abstains from voting on a matter.

The following chart explains which items to be voted upon at our Annual Meeting are routine and non-routine and the treatment of abstentions and broker non-votes.

Item	Type	Effect of Abstentions and Broker Non-Votes

Election of Directors	Non-Routine	Broker non-votes and votes to ABSTAIN are not treated as a “vote cast” with respect to the election of a director, and thus will have no effect on the outcome of the vote.

Approval of an Advisory (Non-Binding) Resolution Regarding the Compensation Paid in 2015 to the Company’s Named Executive Officers	Non-Routine	Broker non-votes will have no effect on the outcome of the vote on this item. Votes to ABSTAIN are treated as “votes cast” and will have the effect of a vote AGAINST this item.

Ratification of the Appointment of the Company’s Independent Registered Public Accounting Firm	Routine
Broker non-votes are not expected to exist because brokers have discretionary authority to vote on this item. Votes to ABSTAIN are treated as “votes cast” and will have the effect of a vote AGAINST this item.

What is the required vote for each item of business to properly come before the Annual Meeting?
A quorum is required to transact business at the Annual Meeting. The holders of a majority of the outstanding shares of Common Stock on the Record Date, present in person or represented by proxy and entitled to vote, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes are treated as present for quorum purposes.

•
Item 1—Election of Directors.  You may vote FOR or AGAINST any or all director nominees named in this Proxy Statement, or you may ABSTAIN as to one or more directors. A majority of the votes cast at the Annual Meeting with respect to the election of a director must be voted FOR the director in order for the director to be elected. A director who fails to receive a majority of the votes cast FOR his or her election will tender his or her resignation to the Board of Directors for consideration, and our Nominating and Corporate Governance Committee will recommend to the Board of Directors whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will consider the recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results.

•
Item 2—Approval of an Advisory (Non-Binding) Resolution Regarding the Compensation Paid in 2015 to the Company’s Named Executive Officers.  You may vote FOR or AGAINST the advisory resolution regarding the compensation paid to our named executive officers, or you may ABSTAIN. A majority of the votes cast at the Annual Meeting must be voted FOR this item in order for it to pass.

•
Item 3—Ratification of the Appointment of the Company’s Independent Registered Public Accounting Firm.  You may vote FOR or AGAINST the ratification of our Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2016, or you may ABSTAIN. A majority of the votes cast at the Annual Meeting must be voted FOR ratification in order for this item to pass.

How do I vote?
If you are a stockholder of record, you may cast your vote in one of four ways:

:
By Internet.  The web address for Internet voting can be found on the Proxy Card. Internet voting is available 24 hours a day. To be valid, your vote by Internet must be received by the deadline specified on the Proxy Card.

(
By Telephone.  The number for telephone voting can be found on the Proxy Card. Telephone voting is available 24 hours a day. To be valid, your vote by telephone must be received by the deadline specified on the Proxy Card.

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By Mail.  Request a paper copy of the Proxy Card if you have not received one, and mark the Proxy Card, sign and date it, and return it in the postage pre-paid envelope provided. To be valid, your vote by mail must be received by the deadline specified on the Proxy Card.

î
At the Annual Meeting.  You can vote your shares in person at the Annual Meeting. You must present an acceptable form of identification (such as a valid driver’s license) in order to enter the Annual Meeting and vote in person.

If you hold your shares in street name, you may vote by following your broker’s instructions or, in order to vote in person at the Annual Meeting, you must obtain from the broker through which you hold your shares, both an account statement showing that you owned shares of Common Stock as of the Record Date and a “legal proxy” form, and bring them to the meeting.
How can I revoke or change my vote?
You can revoke or change your vote at any time before your shares are voted at the Annual Meeting by timely:

•	resubmitting your vote via the Internet or by telephone; or

•	executing and mailing a Proxy Card that is dated and received on a later date; or

•	giving written notice of revocation to our Corporate Secretary at One Pierce Place, Suite 1500, Itasca, Illinois 60143; or

•	voting in person at the Annual Meeting.
If your shares are held in street name, you should contact your broker to change your vote.
How can I obtain an additional Proxy Card?
If you lose, misplace or otherwise need to obtain a Proxy Card, and:

•	you are a stockholder of record, contact our Corporate Secretary’s office at (630) 875-7463; or

•	you hold Common Stock in street name through a broker, contact your account representative at that organization.

How will current employees who participate in the Company’s benefit plans receive our proxy materials?
Employees who participate in the First Midwest Bancorp, Inc. Savings and Profit Sharing Plan, First Midwest Bancorp, Inc. Nonqualified Retirement Plan, First Midwest Bancorp, Inc. Stock Option Gain Deferral Plan and/or the First Midwest Bancorp, Inc. Dividend Reinvestment Plan, and have a Company e-mail address, will receive an e-mail from Broadridge Financial Solutions, Inc. describing how to access proxy materials and vote via the Internet or by telephone. One e-mail will be sent for all accounts registered in the same employee name. If the employee’s accounts are registered in different names, he or she will receive a separate e-mail for each account. This e-mail will be titled:  FIRST MIDWEST BANCORP, INC. 2016 ANNUAL MEETING OF STOCKHOLDERS AND PROXY VOTE.
The trustees under these plans are the stockholders of record of all shares of Common Stock held in the plans, and the trustees will vote the shares held for the account of each employee in accordance with the instructions received from the employee. Employees should instruct the trustees how to vote their shares by using the instructions provided in the e-mail and vote via the Internet or by telephone. If the trustees do not receive voting instructions by the specified deadline, the trustees will vote the shares proportionally in the same manner as those shares for which instructions were received. Because the employees are not the record owners of the related shares, the employees may not vote these shares in person at the Annual Meeting. Individual voting instructions to the plan trustees will be kept confidential and will not be disclosed to any of our directors, officers or employees.
Who pays for the expenses of this proxy solicitation?
We will pay the expenses of the preparation of proxy materials and the solicitation of proxies for the Annual Meeting. In addition to the solicitation of proxies by mail, solicitations may be made by certain of our directors, officers or employees or affiliates telephonically, electronically or by other means of communication. Directors, officers and employees will receive no additional compensation for any such solicitation. Although we do not anticipate using a paid proxy solicitor in connection with the Annual Meeting, we may do so if we believe this to be appropriate. We will reimburse brokers for costs incurred by them in mailing proxy materials to beneficial owners in accordance with applicable requirements.
What do I need to do to attend the Annual Meeting?
All stockholders must bring an acceptable form of identification, such as a valid driver’s license, in order to attend the Annual Meeting in person. If you hold shares in street name and would like to attend our Annual Meeting, you also will need to bring an account statement or other acceptable evidence of ownership of Common Stock as of the close of business on the Record Date.
Is a list of stockholders available for inspection?
A list of the stockholders of record as of the Record Date will be available for inspection for purposes germane to the Annual Meeting during ordinary business hours at our offices, One Pierce Place, Suite 1500, Itasca, Illinois 60143, from May 6, 2016 to May 17, 2016, as well as at the Annual Meeting.
How do I obtain the voting results?
Preliminary voting results will be announced at the Annual Meeting. Final voting results are expected to be published in a Current Report on Form 8-K filed with the SEC within four business days after the Annual Meeting. A copy of this Current Report on Form 8-K will be available on our website at www.firstmidwest.com/investorrelations after its filing with the SEC.

ITEM  1—ELECTION OF DIRECTORS
Nominees for Election
Our Board of Directors currently consists of thirteen directors and is divided into three classes, with each class serving for three-year terms. As a result, each year, only one class of directors stands for election at our Annual Meeting.
Upon the unanimous recommendation of our Nominating and Corporate Governance Committee, our Board of Directors unanimously nominated Br. James Gaffney, Michael L. Scudder and J. Stephen Vanderwoude to stand for election at the Annual Meeting, all of whom are currently directors of the Company. John L. Sterling currently serves in the class of directors whose term expires at the Annual Meeting. As previously announced, Mr. Sterling, who has served as one of our directors since 1998, formally advised us that he will retire from the Board upon the conclusion of his current term. Prior to the Annual Meeting, the Board will take action to reduce the number of directors to twelve members. As such, at and following the Annual Meeting, our Board of Directors will consist of twelve members until such time as the Board may determine to change the number of directors.
If elected, each nominee will hold office for a three-year term expiring at our annual meeting of stockholders in 2019 and until his successor has been elected and qualified. If a nominee fails to receive the required majority vote for election, he will tender his resignation as a director in accordance with our By-Laws and Corporate Governance Guidelines, and the Board of Directors will determine whether it is in the best interests of the Company to accept any tendered resignation.
Each nominee has informed us that he is willing to serve as a director if elected. Should any nominee become unable or refuse to serve as a director upon election, it is intended that the persons named as proxies in the Proxy Card will vote for the election of such other person as the Board of Directors may recommend.
Nomination Process
In identifying, evaluating and recommending nominees for the Board of Directors, our Nominating and Corporate Governance Committee places primary emphasis on the criteria set forth in our Corporate Governance Guidelines, which include:

•	the individual’s judgment, expertise, character, skills, background, knowledge of matters useful to the oversight of the Company and other relevant experience;

•	the individual’s ability and willingness to commit adequate time to Board and committee matters; and

•
the extent to which the interplay of the individual’s expertise, skills, knowledge and personality with that of other Board members will build a Board of Directors that is effective, collegial and responsive to the needs of the Company.

We do not set specific, minimum qualifications that nominees must meet in order to be recommended to the Board of Directors. Each nominee is evaluated based on his or her individual merits, taking into account the needs of the Company and the composition of the Board of Directors. The Nominating and Corporate Governance Committee discusses and evaluates possible candidates in detail and outside consultants are sometimes engaged to help identify potential candidates.
The Board of Directors has not adopted a formal diversity policy for nominees. When making recommendations for nominees to the Board, however, the Nominating and Corporate Governance Committee attempts to include directors who, when taken together with the other nominees and continuing directors, will create a group that offers a diversity of education, professional experience, background, age, perspective, viewpoints and skill. The Nominating and Corporate Governance Committee will consider and evaluate director candidates recommended by stockholders in the same manner as other candidates identified by the Committee. A stockholder who desires to formally nominate a candidate must do so by following the procedures described in the Company’s Certificate of Incorporation and By-Laws.
Independence of Nominees and Non-Employee Directors
Our Board of Directors determines the independence of all non-employee directors in accordance with the independence requirements of the NASDAQ Stock Market rules. Accordingly, each year the Board affirmatively determines whether each non-employee director has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Annually, each non-employee director is required to complete a questionnaire that provides information about relationships that might affect the determination of independence. Management then provides the Nominating and Corporate Governance Committee and Board of Directors with relevant facts and circumstances of any relationship bearing on the independence of a director or nominee that is outside the categories permitted under the NASDAQ Stock Market rules.
Based on the review and recommendation by the Nominating and Corporate Governance Committee, the Board of Directors analyzed the independence of each of the Company’s nominees and other current directors, and determined that all of our directors meet the standards of independence under our Corporate Governance Guidelines and the NASDAQ Stock Market rules, other than Michael L. Scudder, the Company’s President and Chief Executive Officer, and Mark G. Sander, the Company’s Senior Executive Vice President and Chief Operating Officer, who are not considered to be independent under the standards of our Corporate Governance Guidelines and the NASDAQ Stock Market rules. In addition, our Board of Directors determined that:

•	Each member of the Audit Committee is financially literate and has accounting or related financial management expertise (as such qualifications are defined under the NASDAQ Stock Market rules).

•	Patrick J. McDonnell and John F. Chlebowski, Jr. are “audit committee financial experts” within the meaning of the rules and regulations of the SEC.

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Each member of the Compensation Committee is a “non-employee director” within the meaning of SEC Rule 16b-3, and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code.

2016 Nominees and Continuing Directors
The evaluation and selection of each member of the Board of Directors is based on a variety of factors, as described above. The Board believes that each of the Company’s directors possesses the requisite skills, experience and attributes to qualify him or her to serve as a member of our Board of Directors.
For each of the nominees for election at the Annual Meeting, our Nominating and Corporate Governance Committee and the Board considered, among other factors, the following:

•	Br. James Gaffney, FSC – Br. James’s strong background in executive administration and insight into the markets and communities in which the Company operates.

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Michael L. Scudder – Mr. Scudder’s extensive executive management experience and institutional knowledge of the Company and its business and clients, as well as his direction of the Company’s strategy, vision and values.

•	J. Stephen Vanderwoude – Mr. Vanderwoude’s executive and director experience at other public companies and considerable business achievements.

Set forth below is the name of each member of the Board, along with his or her principal occupation for at least the previous five years and other professional experience.
Nominees Standing for Election at the Annual Meeting

Br. James Gaffney, FSC
Age: 73
Director since: 1998
Br. James has served as the President of Lewis University, a leading Catholic and Lasallian university in Romeoville, Illinois, since 1988.
Br. James serves as a director, trustee or board member of more than ten educational, religious, civic, corporate and community organizations and agencies. He is a member and former chair of the Federation of Independent Illinois Colleges and Universities, former Chairman of the Community Foundation of Will County and an active board member for the Will County Center for Economic Development. As a member of the De La Salle Christian Brothers, he chairs the Lasallian Association of College and University Presidents.
Br. James has been the recipient of numerous honors, including the Pro Ecclesiae et Pontifice Medallion from the Vatican in 2013, the Roger Osman Award for Distinguished Volunteer Service from the United Way of Will County, a Lifetime Achievement Award and an Excellence in Education Award from the Joliet Region Chamber of Commerce and Industry, the De La Salle Award from Bethlehem University, the Provena St. Joseph Medical Center Founder’s Award, a Lifetime Achievement Award from the Village of Romeoville and honorary Doctoral Degrees from Saint Mary’s University of Minnesota, Bethlehem University and the University of St. Francis in Joliet.
Br. James is a member of our Nominating and Corporate Governance Committee (serving as its Chair) and Advisory Committee.
Br. James obtained a Bachelor of Arts degree in Theology and a Master of Education from Saint Mary’s University of Minnesota, a Master of Theology from Manhattan College in New York and a Doctor of Ministry in Pastoral Theology from the University of Saint Mary of the Lake in Mundelein, Illinois.
Br. James’s extensive background in executive administration enables him to bring valuable leadership, institutional management and consensus-building skills to our Board of Directors. His civic and charitable activities in the metropolitan Chicago area also give him unique insight into the markets and communities in which the Company operates.

Michael L. Scudder
Age: 55
Director since: 2008
Mr. Scudder is the President and Chief Executive Officer of the Company and Chairman of the Board and Chief Executive Officer of First Midwest Bank.
Prior to his current appointment in September 2008, Mr. Scudder served as the Company’s President and Chief Operating Officer beginning in May 2007, and as its Chief Financial Officer from January 2002 to May 2007. He previously served as the Group Executive Vice President and Chief Financial Officer of First Midwest Bank from May 1995 to December 2001. He also has served in various other management capacities in his over 25 years of service to the Company. Mr. Scudder began his professional career at KPMG LLP, an international public accounting firm. He is a certified public accountant.

Mr. Scudder serves as a member of our Advisory Committee.
Mr. Scudder earned a Bachelor of Science degree in Accounting from Illinois Wesleyan University in 1982, and a Master of Business Administration with a concentration in Finance from DePaul University in 1993. He is an active member of the ABA’s American Bankers CEO Council and the Mid-Size Bank Coalition of America. He is also a member of the Executive Committee of DePaul University’s Center for Financial Services and the Chicago Metropolitan Planning Council’s Executive Advisory Board.
Mr. Scudder brings extensive executive management, financial and banking experience to our Board of Directors and has important institutional knowledge of the Company and its business and clients. His day-to-day management of the Company provides the Board with Company-specific experience and expertise, including a complete understanding of the Company’s vision and strategy.

J. Stephen Vanderwoude
Age: 72
Director since: 1991
Mr. Vanderwoude is currently a private investor. From 1996 until April 2007, he served as Chairman and Chief Executive Officer at Madison River Communications Corp., a company that acquired and operated rural telephone companies. Prior to his service to Madison River, he served as the President, Chief Executive Officer and a director of Powerhouse Technologies, Inc., and President, Chief Operating Officer and a director of Centel Corporation. Mr. Vanderwoude served as a member of the board of directors of Centennial Communications Corp. from 2002 to 2009 and as its Chairman from 2007 to 2009.
Mr. Vanderwoude earned a Bachelor of Science degree in Engineering from the University of Pennsylvania in 1967 and a Master of Business Administration with concentrations in Economics and Marketing from the University of Chicago in 1977.
Mr. Vanderwoude is a member of our Compensation Committee (serving as its Chair), Nominating and Corporate Governance Committee and Advisory Committee.
Through his chief executive officer and director experience at other public companies, professional background and considerable business accomplishments and achievements, Mr. Vanderwoude brings valuable skills and experience in leadership, business management, strategic planning, finance, mergers and acquisitions and public company matters to our Board of Directors.
Continuing Directors Serving a Term Expiring in 2017

John F. Chlebowski, Jr.
Age: 70
Director since: 2007
Mr. Chlebowski served as the President and Chief Executive Officer of Lakeshore Operating Partners, LLC, a bulk liquid distribution firm, from March 2000 until his retirement in December 2004. Previously, Mr. Chlebowski was a senior executive and co-founder of Lakeshore Liquids Operating Partners, LLC, a private venture firm, and from January 1998 until July 1999, he was a private investor and consultant in bulk liquid distribution. Mr. Chlebowski served as President and Chief Executive Officer of GATX Terminals Corporation, a subsidiary of GATX Corporation, from 1994 until 1998. He also served as Vice President of Finance and Chief Financial Officer of GATX Corporation, a specialized finance and leasing company, from 1986 to 1994.

Mr. Chlebowski is the Chairman of the Board of SemGroup Corporation (since 2009). He is currently the Interim Chairman of the Board of NRG Yield, Inc. (since 2015) and was previously NRG Yield’s Lead Independent Director (2013 to 2015). Mr. Chlebowski is a former Board member of NRG Energy, Inc. (2003 to 2013), Laidlaw International, Inc. (2003 to 2007), Phosphate Resource Partners LP (2003 to 2004) and SpectraSite, Inc. (2004 to 2005).
Mr. Chlebowski is a member of our Audit Committee.
Mr. Chlebowski earned a Bachelor of Science degree in Business Administration from the University of Delaware in 1970 and a Master of Business Administration with a concentration in Finance (Beta Gamma Sigma) from Pennsylvania State University in 1971. He is active in community affairs and is the past President of the board of directors of Heartland Alliance. He has also served on the boards of the Chicago Heart Association, Chicago City Ballet and Merit Music Program.
Through his board and executive management experience and extensive professional background, Mr. Chlebowski brings important public company, leadership, business, risk management, finance and accounting experience to our Board of Directors, as well as valuable experience and perspective relating to corporate strategy and board governance.

Phupinder S. Gill
Age: 55
Director since: 2010
Mr. Gill is the Chief Executive Officer of CME Group Inc., a global derivatives marketplace and exchange. He served as President from 2007 until 2012, and previously served as President and Chief Operating Officer of CME Holdings and of CME from 2004 until 2007. From 2000 to 2003, he served as Managing Director and President of CME Clearing. Mr. Gill was the President of GFX Corp., a wholly owned subsidiary of CME Group that provides liquidity in foreign exchange futures, from 1998 until 2012.
Mr. Gill serves on the board of directors of CME Group as well as the board of the World Federation of Exchanges. Mr. Gill is a member of CME Group’s Competitive Markets Advisory Council and sits on the boards of The Alexander Maxwell Grant Foundation, CME Group Foundation and CME Group Community Foundation. He previously served on the boards of CME Clearing Europe (CME Group’s UK Clearing House), Bursa Malaysia Derivatives Berhad, and Bolsa Mexicana de Valores, S.A.B. de C.V.
Mr. Gill is a member of our Audit Committee.
Mr. Gill earned a Bachelor of Science degree in Finance in 1985 and a Master of Business Administration with a concentration in Finance in 1987 from Washington State University.
Through his board and executive management experience, Mr. Gill brings important public company, technology, leadership, operating and senior management experience to our Board of Directors, as well as experience with mergers and acquisitions and global affairs. He also provides the perspective of a current chief executive officer of a public company.

Ellen A. Rudnick
Age: 65
Director since: 2005
Since 1999, Ms. Rudnick has served as the Executive Director of the Polsky Center for Entrepreneurship and Innovation at the University of Chicago Booth School of Business. Prior to joining the University of Chicago, Ms. Rudnick served as President and CEO of Healthcare Knowledge Resources, President of HCIA, Chairman of Pacific Biometrics and Corporate Vice President of Baxter Healthcare Corporation.
Ms. Rudnick currently serves on the boards of directors of Patterson Companies (since 2003) and HMS Holdings, Corp. (since 1997), both of which are public companies, and Liberty Mutual Insurance Company (since 2001).
Ms. Rudnick is a member of our Compensation Committee and Nominating and Corporate Governance Committee.
Ms. Rudnick earned a Bachelor of Arts degree in Italian (with a minor in Economics) from Vassar College in 1972 and a Master of Business Administration with a concentration in Finance from the University of Chicago in 1973. She has spent over 25 years in business management and entrepreneurial activities, primarily in the health care and information services industries. She serves in various leadership positions with several civic and nonprofit organizations in the Chicago metropolitan area, including having served on the Northshore University Health System board of directors for over 20 years, and currently is on the boards of directors of Hyde Park Angels and the Chicagoland Entrepreneurship Center (CEC). She is the recipient of several honors, including the Today’s Chicago Woman 20th Anniversary Hall of Fame Award and the YWCA Leadership Award.
With her extensive business background and her public company board experience, Ms. Rudnick brings important leadership, corporate and entrepreneurial experience to our Board of Directors, as well as valuable experience in business management.

Michael J. Small
Age: 58
Director since: 2010
Mr. Small is the President and Chief Executive Officer of Gogo, Inc., an airborne communications service provider, and has served in this capacity since 2010. Prior to joining Gogo, Mr. Small served as the Chief Executive Officer and Director of Centennial Communications Corp. from 1999 to 2009. From 1995 to 1998, Mr. Small was the Executive Vice President and Chief Financial Officer of 360 Degrees Communications Company. Prior to 1995, he held the position of President of Lynch Corporation, a diversified acquisition-oriented company with operations in telecommunications, manufacturing and transportation services.
Mr. Small is a member of our Audit Committee.
Mr. Small earned a Bachelor of Arts degree in History from Colgate University in 1979 and a Master of Business Administration with a concentration in Finance from the University of Chicago in 1981.
Through his board, executive and financial experience, Mr. Small brings extensive public company, operating and management experience to our Board of Directors as well as strategic, financial and merger and acquisition experience. He also provides the perspective of a current chief executive officer of a public company.

Continuing Directors Serving a Term Expiring in 2018

Barbara A. Boigegrain
Age: 58
Director since: 2008
Since 1994, Ms. Boigegrain has served as the General Secretary and Chief Executive Officer of the General Board of Pension and Health Benefits of The United Methodist Church, a pension, health and welfare benefit trustee and administrator that is the largest faith-based pension fund in the United States with $21 billion of assets under management. Prior to 1994, Ms. Boigegrain spent eleven years as a consultant with Towers Perrin and four years with KPMG LLP and Dart Industries as a manager and analyst.
As the CEO and General Secretary of the General Board, Ms. Boigegrain has overseen its restructuring, significantly improved its performance and services and increased its assets under management. In her experience as a benefits consultant, she established the San Diego office of Towers Perrin. Ms. Boigegrain also is a member of the board of directors of Church Benefits Association and Chair of the Church Alliance.
Ms. Boigegrain is a member of our Compensation Committee and Nominating and Corporate Governance Committee.
Ms. Boigegrain earned a Bachelor of Science degree in Biology and Psychology from Trinity University in 1979.
Through her extensive employee benefits, senior leadership and corporate governance experience, Ms. Boigegrain brings significant leadership, business development, operations and management skills to our Board of Directors. She also provides valuable knowledge of financial markets and strategic growth.

Peter J. Henseler
Age: 57
Director since: 2011
Mr. Henseler is the founder and President of Wise Consulting Group Inc., a strategy and management consulting firm. He previously held the position of Vice Chairman of TOMY International, a wholly-owned subsidiary of TOMY Company, Ltd., a global designer and marketer of toys and infant products, until his retirement from TOMY International in October 2012. He held the position of President of TOMY International from April 2011 until April 2012. Mr. Henseler was President of RC2 Corporation from 2002 to 2011, at which time TOMY Company acquired RC2. He served as RC2’s Executive Vice President of Sales and Marketing from 1999 to 2002. Mr. Henseler has also served as a director of RC2 and TOMY International.
Prior to joining RC2, Mr. Henseler held marketing positions at McDonald’s Corporation and Hasbro, Inc. He currently serves as Chairman of the Toy Industry Foundation and previously served on the United States Toy Industry Association Board of Directors.
Mr. Henseler is a member of our Compensation Committee and Nominating and Corporate Governance Committee.
Mr. Henseler earned a Bachelor of Science degree in Marketing from Xavier University in 1980.

Mr. Henseler brings important senior management, operating and leadership skills and insights to our Board of Directors through his experience as a former president of a global public company, as well as his substantial operational, brand management and marketing experience.

Patrick J. McDonnell
Age: 72
Director since: 2002
Since 2000, Mr. McDonnell has served as the President and Chief Executive Officer of The McDonnell Company LLC, a business consulting company. In this position, he works with public and privately-held companies in a wide variety of industries to help define organizational opportunities to improve performance and achieve results. Previously, he served as a partner and Director of Global Assurance for PricewaterhouseCoopers LLP, an international public accounting firm, and Vice Chairman of Business Assurance for its predecessor, Coopers & Lybrand, LLP. Mr. McDonnell is a certified public accountant.
Mr. McDonnell served as a member of the board of directors of Material Sciences Corporation from 2006 to 2014. He also served as President and COO of LAI Worldwide, Inc., an executive recruiting firm, prior to its sale to TMP Worldwide, Inc. in 1999. He is a former Adjunct Professor at the Lake Forest Graduate School of Management, where he taught “Leading Organizational Change.”
Mr. McDonnell is a member of our Audit Committee (serving as its Chair) and Advisory Committee.
Mr. McDonnell earned a Bachelor of Business Administration degree with a major in Management from the University of Notre Dame in 1965 and a Master of Business Administration from the University of Michigan in 1970.
Through his significant finance and accounting background and his broad experience with a variety of public companies, Mr. McDonnell brings valuable tactical skills and experience in business management, strategic planning, finance, accounting and public company matters to our Board of Directors.

Robert P. O’Meara
Age: 78
Director since: 1982
Mr. O’Meara is currently the Chairman of the Board of the Company. He has over 45 years of experience in the banking and financial services industry. Mr. O’Meara previously served as Chairman of the Board of the Company from 1998 through 2007 and was re-appointed to this position in September 2008. Mr. O’Meara also is a member of the Board of Directors of First Midwest Bank and previously served as Chairman of the Board of the Bank from 2008 through 2011, and Vice Chair from 2011 through 2014.
Mr. O’Meara served as the Company’s Chief Executive Officer from 1987 through 2002 and as its Chief Operating Officer from 1983 to 1987. Prior to his tenure with the Company, Mr. O’Meara served as President and Chief Executive Officer of Citizens National Bank of Waukegan from 1970 to 1983. Prior thereto, he was in private law practice in Lake County, Illinois, and he remains a licensed lawyer in the State of Illinois. Mr. O’Meara also has served in various leadership positions with several civic and charitable organizations in the metropolitan Chicago area.
Mr. O’Meara serves as a member and the Chair of the Advisory Committee.

Mr. O’Meara earned a Bachelor of Science degree in Finance from the University of Notre Dame in 1959 and a Juris Doctor degree from Loyola University of Chicago in 1962.
Through his extensive background and experience in banking, management and strategic decision-making, as well as his in-depth knowledge of both the history and the current business of the Company, Mr. O’Meara provides our Board of Directors with significant executive experience and important information about the Company, as well as insight into the markets it serves and the financial services industry generally.

Mark G. Sander
Age: 57
Director since: 2014
Mr. Sander is the Senior Executive Vice President and Chief Operating Officer of the Company and the President and Chief Operating Officer of First Midwest Bank. Mr. Sander also serves as a director of First Midwest Bank.
Prior to joining the Company in 2011, Mr. Sander served as Executive Vice President, Director of Commercial Banking at Associated Banc-Corp where he oversaw Associated’s commercial banking, treasury management, insurance brokerage and capital markets businesses. He also served as a member of Associated’s Executive and ALCO Committees. Previously, he served as a commercial banking executive at Bank of America and in numerous leadership positions in commercial banking at LaSalle Bank. Mr. Sander has more than thirty years of experience in the financial services industry.
Mr. Sander earned a Bachelor of Science degree in Finance from the University of Illinois in 1980 and a Master of Business Administration with a concentration in Finance and International Economics from the University of Chicago in 1983.
Mr. Sander brings significant banking industry and executive experience to our Board of Directors. His important leadership position with the Company and First Midwest Bank and his involvement with the operations, vision and strategy of the Company and the Bank provide the Board with an understanding of the Company’s day-to-day operations and strategic goals.
w          w          w
For more information regarding our Board of Directors, its members, its committees and our corporate governance practices, please see the section of this Proxy Statement entitled Corporate Governance at First Midwest or visit the Investor Relations section of our website at www.firstmidwest.com/officersdirectors.
Directors’ Recommendation
The Board of Directors unanimously recommends that stockholders vote FOR the election of each of Br. James Gaffney, Michael L. Scudder and J. Stephen Vanderwoude as directors of the Company as set forth above.

ITEM  2—APPROVAL OF AN ADVISORY (NON-BINDING) RESOLUTION REGARDING THE COMPENSATION PAID IN 2015 TO THE COMPANY’S NAMED EXECUTIVE OFFICERS
In accordance with applicable SEC rules, we are required to provide stockholders with an opportunity to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement. We refer to this proposal as the “say-on-pay” proposal. Our executive compensation programs, including detailed information regarding the compensation paid to our named executive officers for 2015, are described in the Compensation Discussion and Analysis and Executive Compensation Tables sections of this Proxy Statement.
Our Board of Directors views it as a good corporate governance practice to present the say-on-pay proposal to our stockholders annually. The Board made this recommendation to our stockholders at our 2012 annual meeting, and our stockholders overwhelmingly voted in favor of holding a say-on-pay vote every year, as opposed to every other year or every third year. Our stockholders will next have the opportunity to indicate their preference for the frequency of the say-on-pay vote at our 2018 annual meeting.
At our 2015 annual meeting of stockholders, 90% of the votes cast were voted in favor of the compensation paid to our named executive officers. We believe these results confirmed our approach to executive compensation. Our Compensation Committee intends to consider the say-on-pay vote results from this year, and future advisory votes, with respect to the design of and amounts paid under our executive compensation programs.
We are asking our stockholders to indicate their support for our executive compensation program as described in this Proxy Statement. This proposal gives our stockholders the opportunity to express their views on executive compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers described in this Proxy Statement. Accordingly, we will ask our stockholders to vote on the following resolution at the Annual Meeting:
RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion set forth in the 2016 annual meeting proxy statement is hereby approved by the Company’s stockholders on an advisory basis.
The say-on-pay vote is advisory and is therefore not binding on the Company, the Compensation Committee or our Board of Directors. We value the opinions of our stockholders, and the Compensation Committee will consider the results of the vote on our say-on-pay proposal when establishing the design of and amounts paid under our future executive compensation programs.
Directors’ Recommendation
The Board of Directors unanimously recommends that stockholders vote FOR approval of the advisory (non-binding) resolution regarding the compensation paid to the Company’s named executive officers set forth in this Proxy Statement.

ITEM  3—RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Independent Registered Public Accounting Firm
The Audit Committee of the Board of Directors is responsible for appointing the Company’s independent registered public accounting firm, and the Audit Committee has selected Ernst & Young LLP to serve as our independent registered public accounting firm for the year ending December 31, 2016. We are submitting this selection for stockholder ratification at the Annual Meeting. We expect a representative of Ernst & Young LLP to be present at the Annual Meeting and to have an opportunity to make a statement if he or she desires to do so and to be available to respond to appropriate questions from stockholders. Ernst & Young LLP also served as our independent registered public accounting firm for the year ended December 31, 2015.
Although we are not required to have our stockholders ratify the selection of our independent registered public accounting firm, our Board of Directors has determined to seek this ratification from stockholders. This ratification is advisory and is, therefore, not binding on the Audit Committee. If our stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain Ernst & Young LLP, but may retain them nonetheless. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company.
Fees Paid to Independent Registered Public Accounting Firm
The Audit Committee, or a designated member of the Audit Committee, approves in advance all audit and any non-audit services rendered by Ernst & Young LLP on behalf of the Company. The following table shows information about fees paid by the Company to Ernst & Young LLP for services related to the fiscal years indicated below.

	2015	Percent of 2015 Services Approved by Audit Committee	2014	Percent of 2014 Services Approved by Audit Committee
Audit fees(1)	$1,377,269	100%	$1,425,656	100%
Audit-related fees(2)	96,472	100%	134,840	100%
Tax fees(3)	106,720	100%	215,950	100%
All other fees	—	N/A	—	N/A
Total fees	$1,580,461		$1,776,446
_________________________________

(1)
Includes fees and expenses for the audit of the Company’s annual financial statements, internal control over financial reporting and review of financial statements included in the Company’s quarterly reports filed with the SEC, as well as other services normally provided by an independent auditor in connection with statutory and regulatory filings or engagements.

(2)	Includes fees related to the audits of the Company’s benefit plans.

(3)	Includes fees related to assistance with routine audits and tax planning, consulting and compliance services.
For audit, audit-related services, tax-related services and all other services, our Audit Committee has determined specific services and dollar thresholds under which such services would be considered pre-approved. To the extent management requests services other than these pre-approved services, or beyond the dollar thresholds, our Audit Committee must specifically approve the services. Further, under our fee policy, our independent registered public accounting firm may not perform the non-audit services identified by the SEC as prohibited. Our fee policy requires management to provide to our Audit Committee on a quarterly basis a summary of all services performed by the independent registered public accounting firm.
Directors’ Recommendation
The Board of Directors unanimously recommends that stockholders vote FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016.
CORPORATE GOVERNANCE AT FIRST MIDWEST
Our Board of Directors is committed to maintaining strong corporate governance principles and practices. If you would like additional information about our corporate governance practices, you may view the following documents on our website at www.firstmidwest.com/corporategovernance or request them in print by sending a written request to the Corporate Secretary at First Midwest Bancorp, Inc., One Pierce Place, Suite 1500, Itasca, Illinois 60143:

•	Corporate Governance Guidelines;

•	Code of Ethics and Standards of Conduct (applicable to all directors, officers and employees);

•	Code of Ethics for Senior Financial Officers;

•	Audit Committee Charter;

•	Compensation Committee Charter;

•	Nominating and Corporate Governance Committee Charter; and

•	Related Person Transaction Policies and Procedures.
Corporate Governance Guidelines and Committee Charters
The Corporate Governance Guidelines and the charters of the Audit, Compensation and Nominating and Corporate Governance Committees of our Board of Directors describe our corporate governance practices. The Corporate Governance Guidelines and charters are intended to ensure that our Board of Directors has certain practices in place relating to oversight of management and various components of our business operations and to make decisions that are independent of management.
Code of Ethics and Standards of Conduct
We have adopted a Code of Ethics and Standards of Conduct, which applies to all of our directors, officers and employees, as well as a Code of Ethics for Senior Financial Officers, which applies to our senior financial officers. Our Code of Ethics and Standards of Conduct meets the requirements of a “code of ethics” as defined by applicable SEC rules, and also meets the requirements of a “code of conduct” under the applicable NASDAQ Stock Market rules. Annually, all employees are required to certify that they have reviewed and are familiar with the Code of Ethics and Standards of Conduct, and all officers are required to certify compliance with this code. Waivers of the Code of Ethics and Standards of Conduct for executive officers are required to be disclosed to the Chair of the Nominating and Corporate Governance Committee of the Board. Similarly, our senior financial officers must certify annually that they have reviewed, are familiar with and are in compliance with the Code of Ethics for Senior Financial Officers. Waivers of the Code of Ethics for Senior Financial Officers must be submitted to and approved by the Board.

Board Leadership and Structure
As provided in our Corporate Governance Guidelines, our Board of Directors does not have a fixed policy regarding the separation of the offices of Chairman and Chief Executive Officer and believes that it should maintain the flexibility to select the Chairman and its Board leadership structure, from time to time, based on the criteria that it deems to be in the best interests of the Company and its stockholders.
The position of Chairman of the Board is held by Robert P. O’Meara and the position of President and Chief Executive Officer is held by Michael L. Scudder. The Board of Directors believes that, at this time, the separation of the offices of Chairman of the Board and of President and Chief Executive Officer is appropriate for the Company. This separation presently allows Mr. Scudder to focus on his responsibilities of running the day-to-day affairs of the Company, enhancing stockholder value and expanding and strengthening the Company’s business. Concurrently, Mr. O’Meara, as Chairman of the Board, can utilize his intimate knowledge of the Company and significant industry experience to focus on leadership for the Board as it provides advice to and independent oversight of management. As the independent Chairman, Mr. O’Meara also serves as lead independent director and the presiding director at Board meetings, and has final approval of Board meeting agendas.
Risk Oversight
Risk is inherent with every business and we face a number of risks, including, for example, credit, interest rate, liquidity, operational, strategic, cyber and reputation risks, as well as risks related to general economic conditions. We do not view risk in isolation, but rather consider risk as part of our ongoing consideration of business strategy and business decisions.
Management is responsible for the day-to-day management of the risks the Company faces. It establishes and maintains risk management processes and policies designed to balance our operations and business opportunities with risk mitigation in order to create stockholder value. It is management’s responsibility to anticipate, identify and communicate risks to the Board of Directors and its committees. The Company also has a Chief Risk Officer.
The Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes, policies and levels designed and implemented by management are appropriate and functioning as designed. The Board performs its risk oversight function primarily through its committees and the operation of the Bank’s Board of Directors. Each of the Board’s committees is chaired by an independent director and supports the Board’s oversight functions by regularly addressing various risks in their respective areas of oversight. Specifically, each committee assists the Board in fulfilling its risk management oversight responsibilities in the following areas:

•	Audit Committee. Assists the Board with risk oversight in the areas of financial reporting, internal controls, tax and compliance with public reporting requirements.

•
Compensation Committee.  Assists the Board with risk oversight associated with our compensation policies and programs, including maintaining an executive compensation program that is designed to encourage the achievement of corporate objectives and strategies, enhance stockholder value and incent and retain our executive officers, and discourage unnecessary or excessive risk taking.

•	Nominating and Corporate Governance Committee. Assists the Board with risk oversight associated with corporate governance and director selection and succession.
Each committee reports to the full Board of Directors at regular meetings concerning the activities of the committee, the significant matters it has discussed and the actions taken by the committee. The Board also receives reports directly from the President and Chief Executive Officer and other members of management regarding the

Company’s risk management functions. In addition, the Chairman of the Board meets regularly with the President and Chief Executive Officer to discuss strategy and risks facing the Company. Key members of senior management attend Board meetings and are available to address any questions or concerns raised by the Board of Directors.
Meetings
Our Board of Directors holds regular quarterly meetings and special meetings as needed. In 2015, the Board held four regularly scheduled meetings and two special meetings. Our directors also communicate with each other between meetings. Further, the Board of Directors devotes additional time outside of its regular meetings to presentations and discussions with senior management about the Company’s long-term strategy, corporate objectives and initiatives and financial operating plans, which are then discussed further at the Board’s quarterly meetings.
We expect our directors to attend all Board and committee meetings for those committees on which they serve. Directors are also expected to attend each annual meeting of stockholders. All of our current directors, including the current nominees for director, attended last year’s annual meeting of stockholders. Ten of our directors attended 100% of the total number of meetings of the Board of Directors and Board committees on which he or she served during 2015, with the remaining three directors attending at least 93% of the meetings.
Board Committees
Our Board of Directors has three standing committees, our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each standing committee has a written charter and the Board of Directors has determined that each of the members of our standing committees is “independent” under the provisions of our Corporate Governance Guidelines and the NASDAQ Stock Market rules. The Board has also established an Advisory Committee for the purpose of providing general advice to management with respect to general business matters as needed between regular meetings of the Board.
Under our Corporate Governance Guidelines, the members of each Board committee (including each committee chair) are appointed by the Board of Directors upon the recommendation of the Nominating and Corporate Governance Committee, and a member may only serve as the chair of one committee of the Board at any given time. The table below provides membership and meeting information for each Board committee for the 2015 fiscal year.

Name	Audit	Compensation	Nominating and Corporate Governance	Advisory
Barbara A. Boigegrain		✓	✓
John F. Chlebowski Jr.	✓
Br. James Gaffney			✓*	✓
Phupinder S. Gill	✓
Peter J. Henseler		✓	✓
Patrick J. McDonnell	✓*			✓
Robert P. O’Meara				✓*
Ellen A. Rudnick		✓	✓
Mark G. Sander
Michael L. Scudder				✓
Michael J. Small	✓
John L. Sterling(1)		✓
J. Stephen Vanderwoude		✓*	✓	✓

Total committee meetings in fiscal year 2015	8	6	4	—
______________________________

*	Designates Chair of this Committee.

(1)	Mr. Sterling’s term as a director will expire at the Annual Meeting on May 18, 2016 and he will not stand for re-election.

Below is a brief description of each standing committee of our Board of Directors, as well as our Advisory Committee. Each standing committee has the authority to engage, at the Company’s expense, legal counsel or other advisors or consultants as it deems appropriate to carry out its responsibilities. The charter of each standing committee describes the specific responsibilities and functions of such committee. You may view a current copy of each charter by visiting our website at www.firstmidwest.com/corporategovernance.
Audit Committee.  The responsibilities of the Audit Committee include, among others:

•	Retention and termination of our independent registered public accounting firm and pre-approval of all services performed by this firm.

•	Oversight of the external reporting process and the adequacy of the Company’s internal controls.

•	Oversight of the scope of the audit activities of the independent registered public accounting firm and the Company’s internal auditors.

•	Oversight of the process for determining the independence of the independent registered public accounting firm.

•	Oversight of the procedures for the receipt, retention and resolution of complaints regarding accounting, internal controls or auditing matters.
Compensation Committee.  Our Compensation Committee reviews and evaluates our general compensation philosophy and oversees the development, implementation and any revisions to our compensation policies and programs. The responsibilities of the Compensation Committee include, among others:

•	Reviewing and approving the Company’s general compensation philosophy.

•	Oversight of the development and implementation of our compensation policies and programs.

•	Reviewing and monitoring the Company’s incentive and other compensation programs.

•	Recommending to our Board of Directors goals and objectives relating to the compensation of our Chief Executive Officer.

•	Assisting our Board of Directors in evaluating our Chief Executive Officer and recommending to our Board the Chief Executive Officer’s compensation.

•	Reviewing and recommending to our Board of Directors the annual compensation of senior management.

•	Administering our Omnibus Stock and Incentive Plan and Non-Employee Directors Stock Plan.

•	Oversight of the Company’s health and welfare programs.

•	Oversight of the Company’s retirement plans.

•	Conducting an annual risk assessment of the Company’s compensation programs.

•	Retaining an independent compensation consultant to provide advice to the Compensation Committee relative to compensation matters.

Nominating and Corporate Governance Committee.  The responsibilities of the Nominating and Corporate Governance Committee include, among others:

•	Recommending to the Board of Directors the director nominees for election at any meeting of stockholders at which directors are elected.

•	Identifying, interviewing and recruiting individuals to serve as members of our Board.

•	Overseeing matters of corporate governance, including reviewing the Company’s Corporate Governance Guidelines and Code of Ethics and Standards of Conduct.

•	Advising the Board of Directors on Board and committee organization, membership, function, performance and effectiveness.

•	Reviewing director independence standards and qualifications and making recommendations to the Board of Directors with respect to the determination of the independence and qualifications of directors.

•	Reviewing related person transactions, if and when they arise.

•	Overseeing the annual self-evaluation process of the Board of Directors and each of its committees.

•	Reviewing stockholder proposals and considering responses or actions regarding such proposals.
Advisory Committee.  The primary responsibility of the Advisory Committee is to advise and consult with management with respect to general business matters as needed between regular meetings of the Board of Directors.
Board and Committee Self-Evaluations
The Board and the Audit, Compensation and Nominating and Corporate Governance Committees conduct an annual self-evaluation, which includes both a qualitative and quantitative assessment by each director of the performance of the Board and the committees on which the director sits. The Nominating and Corporate Governance Committee oversees these evaluations. As part of this process, each director completes an annual self-evaluation of the Board and the committees on which the director sits and has a one-on-one meeting with the Chair of the Nominating and Corporate Governance Committee. The results of the self-evaluations are reported to the Board of Directors.
Related Person Transactions
We maintain a written policy for reviewing, approving and monitoring transactions involving the Company and related persons (generally, directors and executive officers or their immediate family members, or stockholders owning 5% or more of our Common Stock).
Our Nominating and Corporate Governance Committee is responsible for reviewing and approving (or ratifying) all transactions with related persons. The Nominating and Corporate Governance Committee will take into account all relevant factors in its analysis, including whether the transaction is on terms comparable to those available to third parties. The Nominating and Corporate Governance Committee will also determine whether any transaction with a related person impairs the independence of a director, or presents a conflict of interest on the part of a director or executive officer. The Chair of the Nominating and Corporate Governance Committee may pre-approve or ratify any transaction with a related person involving an amount up to $500,000. The policy also provides that transactions involving competitive bids, the rendering of services by a regulated entity and certain ordinary course banking transactions, including loans made by First Midwest Bank, will be deemed to be pre-approved by the Nominating and Corporate Governance Committee.

During 2015, First Midwest Bank engaged in transactions with some of our executive officers, directors and entities with which they are associated. These transactions involved loans and other banking services that were in the ordinary course of business and on substantially the same terms, including current interest rates and collateral, as those prevailing at the time for comparable transactions with others not related to the Company and did not involve more than the normal risk of collectability or present other unfavorable features.
Compensation Committee Interlocks and Insider Participation
No member of our Compensation Committee has served as one of our executive officers or employees. None of our executive officers serves as a member of the board of directors or compensation committee of any other company that has an executive officer serving on our Board of Directors or our Compensation Committee.
Stockholder Communication with Directors
Stockholders may contact the Chairman of the Board, an individual director, the entire Board of Directors, our independent directors as a group or a specific Board committee by submitting written correspondence to First Midwest Bancorp, Inc., Attn:  Corporate Secretary, One Pierce Place, Suite 1500, Itasca, Illinois 60143. Each communication should specify the applicable addressee(s) to be contacted as well as the general topic of the communication. The Company will initially receive and process communications before forwarding them to the addressee(s). Communications also may be referred to other departments within the Company. The Company generally will not forward to the directors a stockholder communication that involves routine business matters of the Company or First Midwest Bank, an irrelevant topic or a request for general information about the Company. Matters regarding accounting or auditing matters should be reported in writing to the Board’s Audit Committee Chair or the Company’s Chief Risk Officer at First Midwest Bancorp, Inc., One Pierce Place, Suite 1500, Itasca, Illinois 60143.

INFORMATION REGARDING BENEFICIAL OWNERSHIP OF PRINCIPAL
STOCKHOLDERS, DIRECTORS AND MANAGEMENT
The following table sets forth, as of March 25, 2016, information about the beneficial ownership of our Common Stock by all directors, our named executive officers and our directors and all executive officers as a group. Except as described below, each stockholder has sole voting and investment power for all shares shown. In addition, unless otherwise indicated, the address of each beneficial owner is c/o First Midwest Bancorp, Inc., One Pierce Place, Suite 1500, Itasca, Illinois 60143.
We calculated the percent of class based on 81,373,940 shares of Common Stock outstanding on March 25, 2016. We include shares of restricted stock subject to future vesting conditions for which an individual has voting but not dispositive power. We also include shares underlying restricted stock units and performance shares that could vest, and shares subject to options that are currently exercisable or will become exercisable, within 60 days of March 25, 2016, even though an individual has neither voting nor dispositive power. Those shares are deemed to be outstanding and beneficially owned by the person holding such securities for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Beneficial Owner	Number of Shares/Units(1)(2)(3)(4)(5)	Percent of Class
Directors
Barbara A. Boigegrain	27,354	*
John F. Chlebowski, Jr.	27,979	*
Br. James Gaffney(6)	6,464	*
Phupinder S. Gill	35,453	*
Peter J. Henseler	17,570	*
Patrick J. McDonnell	36,025	*
Robert P. O’Meara	504,855	*
Ellen A. Rudnick	35,525	*
Mark G. Sander	202,070	*
Michael L. Scudder	355,789	*
Michael J. Small	22,895	*
John L. Sterling	120,693	*
J. Stephen Vanderwoude	80,801	*
Named Executive Officers (other than Messrs. Sander and Scudder)
Paul F. Clemens	91,331	*
Thomas M. Prame	40,559	*
Kent S. Belasco	118,961	*
All directors and executive officers (including named executive officers) as a group
(23 persons)(7)	2,025,090	2.48%

*	Less than 1%.

(1)
Includes the following shares of Common Stock subject to options exercisable within 60 days after March 25, 2016:  John F. Chlebowski, Jr., 6,586 shares; Br. James Gaffney, 6,366 shares; Patrick J. McDonnell, 6,366 shares; Robert P. O’Meara, 6,366 shares; Ellen A. Rudnick, 6,366 shares; John L. Sterling, 6,366 shares; J. Stephen Vanderwoude, 6,366 shares; Michael L. Scudder, 43,917 shares; Mark G. Sander, 42,328 shares; Paul F. Clemens, 24,746 shares; and Kent S. Belasco, 26,297 shares.

(2)
Some of our directors and officers have deferred cash compensation (in the form of phantom Common Stock) or stock option gains (in the form of Common Stock equivalents) under our deferred compensation plans. Some of these deferred amounts will be paid in shares of our Common Stock upon the directors’ or officers’ retirement or other termination of employment or service with the Company. The number of shares of Common Stock to which our directors and officers would be entitled had their service or employment with the Company terminated as of March 25, 2016 is as follows:  Phupinder S. Gill, 17,558 shares; Peter J. Henseler, 1,792 shares;

J. Stephen Vanderwoude, 19,548 shares; Michael L. Scudder, 9,433 shares; Paul F. Clemens, 1,978 shares; Thomas M. Prame, 1,969 shares; and Kent S. Belasco, 31,815 shares. The directors and officers have voting and investment power for the shares of phantom Common Stock and voting power but no dispositive power for the Common Stock equivalent shares.

(3)
Includes the following shares of Common Stock held through the Company’s 401(k) Plan:  Michael L. Scudder, 8,283 shares; Mark G. Sander, 353 shares; Paul F. Clemens, 1,120 shares; Thomas M. Prame, 81 shares; and Kent S. Belasco, 6,287 shares.

(4)
Includes the following shares of restricted stock subject to future vesting conditions for which the individual has voting but not dispositive power:  Michael L. Scudder, 81,563 shares; Mark G. Sander, 59,193 shares; Paul F. Clemens, 4,911 shares; and Thomas M. Prame, 21,291 shares. For Kent S. Belasco, also includes 17,548 restricted stock units that could vest within 60 days after March 25, 2016 under the terms of the applicable award agreements. For Paul F. Clemens, excludes 19,245 restricted stock units that would not vest within 60 days after March 25, 2016 under the terms of the applicable award agreements.

(5)
For Kent S. Belasco, includes 1,980 performance shares payable in shares of Common Stock that have been earned but are subject to future vesting conditions and that could vest within 60 days after March 25, 2016 under the terms of the applicable award agreements.

(6)	Includes 98 shares of Common Stock owned by Lewis University to which Br. James Gaffney disclaims beneficial ownership.

(7)
Includes:  226,134 shares of Common Stock subject to options exercisable within 60 days after March 25, 2016; 86,416 shares of Common Stock payable to certain directors and executive officers pursuant to our deferred compensation plans; 32,683 shares of Common Stock held in our 401(k) Plan for the accounts of certain executive officers; and 274,908 shares of restricted stock, 17,548 restricted stock units and 1,980 performance shares that are subject to future vesting conditions.

Other Security Ownership
The following table identifies each person known to us as of March 25, 2016 to beneficially own more than 5% of our outstanding Common Stock.

Name and Address of Beneficial Owner	Number of Shares	Percent of Class

BlackRock, Inc.(1)	7,637,527	9.8%
55 East 52nd Street New York, NY 10055

Dimensional Fund Advisors LP(2)	6,001,619	7.7%
Building One 6300 Bee Cave Road Austin, TX 78746

The Vanguard Group(3)	5,730,349	7.4%
100 Vanguard Boulevard Malvern, PA 19355

Wellington Management Group LLP(4)	4,486,461	5.8%
c/o Wellington Management Company LLP 280 Congress Street Boston, MA 02210

(1)
This information is based solely on a Schedule 13G/A filed with the SEC on January 26, 2016 by BlackRock, Inc., which reported sole voting power as to 7,391,475 shares and sole dispositive power as to 7,637,527 shares as of December 31, 2015.

(2)
This information is based solely on a Schedule 13G/A filed with the SEC on February 9, 2016 by Dimensional Fund Advisors LP, which reported sole voting power as to 5,776,224 shares and sole dispositive power as to 6,001,619 shares as of December 31, 2015. Dimensional Fund Advisors LP and its subsidiaries disclaim beneficial ownership of all securities reported on the Schedule 13G/A.

(3)
This information is based solely on a Schedule 13G/A filed with the SEC on February 10, 2016 by The Vanguard Group, which reported sole voting power as to 98,105 shares, shared voting power as to 2,900 shares, sole dispositive power as to 5,634,244 shares and shared dispositive power as to 96,105 shares as of December 31, 2015.

(4)
This information is based solely on a Schedule 13G/A filed with the SEC on February 11, 2016 by Wellington Management Group LLP (“WMG”) on behalf of each of WMG, Wellington Group Holdings LLP (“WGH”), Wellington Investment Advisors Holdings LLP (“WIAH”) and Wellington Management Company LLP (“WMC”). The Schedule 13G/A reported that each of WMG, WGH and WIAH shared voting power as to 3,418,235 shares and shared dispositive power as to 4,486,461 shares, and WMC shared voting power as to 3,398,435 shares and shared dispositive power as to 4,466,661 shares, as of December 31, 2015.

DIRECTOR COMPENSATION
We use a combination of cash and equity-based compensation set at levels we believe will allow us to attract and retain qualified individuals to serve on our Board of Directors. Each year, the Compensation Committee reviews and makes a recommendation to our Board of Directors regarding the compensation that we pay to our directors, including the annual retainers paid to our Chairman of the Board and our Board committee chairs. In setting director compensation, we consider the significant amount of time that directors devote to fulfilling their duties, advice that we receive from our compensation consultant and comparative data regarding director compensation of our peers. Michael L. Scudder, our President and Chief Executive Officer, and Mark G. Sander, our Senior Executive Vice President and Chief Operating Officer, do not receive compensation for serving as a member of the Board. In addition, Br. James Gaffney has elected not to receive any director compensation.
The following summarizes our annual compensation for non-employee directors for 2015:

Component	Amount

An annual fixed cash retainer for each non-employee director	$50,000

An annual award of Common Stock for each non-employee director(1)	$50,000

An annual fixed cash retainer for the Board Chair	$100,000

An annual fixed cash retainer for the Audit Committee Chair	$15,000

An annual fixed cash retainer for the Compensation Committee and Nominating and Corporate Governance Committee Chairs	$10,000

An annual fixed cash retainer for each member of the Audit Committee (excluding the Audit Committee Chair)	$4,000

(1)	A director may elect to receive the stock component of his or her director compensation in cash.
Each director’s annual cash retainer is paid in equal quarterly installments in arrears. Payment of each retainer installment is contingent upon the director’s service during the preceding quarter. We do not pay separate fees for attendance at Board or Board committee meetings. We also reimburse our directors for their reasonable Board and committee attendance-related expenses.
Barbara A. Boigegrain, Phupinder S. Gill, Peter J. Henseler, Patrick J. McDonnell, Ellen A. Rudnick, Michael J. Small and John L. Sterling each received an award of 2,766 shares of fully-vested Common Stock for their 2015 service as the stock component of their director compensation. John F. Chlebowski, Jr. and J. Stephen Vanderwoude each elected to receive cash in lieu of shares of fully-vested Common Stock for 2015. In light of his significant holdings of our Common Stock, Robert P. O’Meara also has elected to receive cash in lieu of the stock component of his director compensation.
Deferred Compensation Plan for Non-Employee Directors
Our Deferred Compensation Plan allows non-employee directors to defer receipt of either 50% or 100% of their director fees and retainers. Deferral elections are made in December of each year for amounts payable in the following year. Amounts are deemed to be invested in separate investment accounts under the plan, with the various investment alternatives available under our Deferred Compensation Plan, including an investment account for shares of our Common Stock.
Directors are able to modify their investment elections at any time. Deferred director fees and retainers are payable at the director’s election, either as a lump sum or in installments over a period not to exceed fifteen years.

Payments under the Deferred Compensation Plan begin at the date specified by the director or upon cessation of service as a director.
2015 Director Compensation Table
The following table and explanatory notes provide information regarding the cash and Common Stock awarded to each non-employee director during 2015.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	Change in Pension Value(4) and Nonqualified Deferred Compensation Earnings	All Other Compensation(5)	Total
Barbara A. Boigegrain	$50,000	$50,000	$—	$—	$—	$—	$100,000
John F. Chlebowski, Jr.	104,000	—	—	—	—	—	104,000
Br. James Gaffney(6)	—	—	—	—	—	—	—
Phupinder S. Gill	54,000	50,000	—	—	5,072	—	109,072
Peter J. Henseler	50,000	50,000	—	—	7,134	—	107,134
Patrick J. McDonnell	65,000	50,000	—	—	—	—	115,000
Robert P. O’Meara(7)	250,000	—	—	—	97,043	10,054	357,097
Ellen A. Rudnick	51,549	50,000	—	—	—	2,500	104,049
Michael J. Small	54,000	50,000	—	—	—	—	104,000
John L. Sterling	50,000	50,000	—	—	—	—	100,000
J. Stephen Vanderwoude	110,000	—	—	—	6,658	—	116,658

(1)	Includes amounts deferred at the election of the directors pursuant to our Deferred Compensation Plan.

(2)
Amounts represent the aggregate grant-date fair value of Common Stock awards granted under our Non-Employee Directors Stock Plan during the period, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”). Assumptions used in the calculation of these amounts are described in Note 17 to our audited financial statements included in our Form 10-K. The aggregate number of shares of Common Stock granted by the Company to each non-employee director during 2015 was 2,766 shares to each of Barbara A. Boigegrain, Phupinder S. Gill, Peter J. Henseler, Patrick J. McDonnell, Ellen A. Rudnick, Michael J. Small and John L. Sterling.

(3)
The aggregate number of unexercised stock options outstanding as of December 31, 2015 issued to non-employee directors was as follows: John F. Chlebowski, Jr., 6,586; Br. James Gaffney, 6,366; Patrick J. McDonnell, 6,366; Robert P. O’Meara, 6,366; Ellen A. Rudnick, 6,366; John L. Sterling, 6,366; and J. Stephen Vanderwoude, 6,366.

(4)	The Company does not maintain a non-equity incentive plan or pension plan for directors.

(5)
The amount for Robert P. O’Meara includes payments made on his behalf under a Retirement and Consulting Agreement between the Company and Mr. O’Meara. The amount for Ellen A. Rudnick represents the amount paid under our matching gift donation program to eligible educational institutions designated by the director.

(6)	Br. James Gaffney has elected not to receive any compensation for his service on the Board of Directors.

(7)	Included in Robert P. O’Meara’s director compensation fees earned or paid in cash are director fees paid to him as a non-employee director of First Midwest Bank.
2016 Director Compensation
Consistent with the Compensation Committee’s annual review of our director compensation program, the Compensation Committee reviewed the amount of compensation paid to our directors. In connection with its review of our director compensation program, the Compensation Committee held discussions with its independent compensation consultant, Deloitte Consulting LLP, and considered publicly available director compensation data from the companies in our peer group, as well as other information.
Upon the conclusion of this process, the Compensation Committee determined that director compensation for 2016 should remain at the same levels paid in 2015, with the exception that the annual fixed cash retainer paid to the Chairman of the Board should be increased in recognition of the significant time and effort devoted by Robert P. O’Meara to his duties and responsibilities as Chairman of the Board. Specifically, the Compensation Committee determined that it was appropriate to increase the annual fixed cash retainer paid to the Chairman of the Board from $100,000 to $150,000 per year, and recommended this change to our Board of Directors. Our Board of Directors unanimously approved the recommended change to the compensation paid to the Chairman of the Board consistent with the Compensation Committee’s recommendation, effective as of January 1, 2016.
Director Stock Ownership Guidelines
We believe that each director should have a meaningful equity investment in our Company. Our director stock ownership guidelines provide that directors are encouraged to own Common Stock equal in value to three times the total annual base compensation for non-employee directors, or $300,000. This amount is the equivalent of six times the base annual cash retainer paid to our non-employee directors. Directors are expected to acquire and maintain this share ownership threshold within five years of joining the Board of Directors. All of our directors own a sufficient number of shares of Common Stock under our stock ownership guidelines.

COMPENSATION DISCUSSION AND ANALYSIS
The following Compensation Discussion and Analysis describes our executive compensation philosophy and programs as established by our Compensation Committee. Our Compensation Discussion and Analysis is presented in the following sections:
Executive Summary
We believe it is important to incent and reward our executives for corporate and individual performance, with a clear emphasis on corporate performance. We maintain a pay-for-performance environment with an executive compensation program with both short-term and long-term performance-based awards, including a significant equity component.
Our executive compensation program is designed to accomplish the following goals:

•	Encourage the achievement of corporate financial objectives that create value for our stockholders.

•	Align the interests of our executives with our stockholders.

•	Serve as a retention incentive for our executives.
Our Compensation Committee also annually reviews the risks and rewards associated with each element of our executive compensation program to assure that the program does not encourage our executive officers to take excessive risks to enhance their compensation.
Pay-for-Performance
Consistent with our longstanding compensation practices, in 2015, performance-based cash and equity awards constituted a significant portion of the compensation package of our named executive officers. In 2015, approximately two-thirds of the total direct compensation (base salary, annual cash incentive and long-term incentive) paid to each of our Chief Executive Officer and our Chief Operating Officer was performance-based or tied to the value of our Common Stock.
Additionally, our short-term and long-term performance goals require superior corporate performance to receive target payout levels and are in furtherance of strategic and operating objectives that we believe will create long-term value for our stockholders. Our performance goals are centered around our business and financial plans, which we believe will not encourage undue risk taking or imprudent actions by our executive officers to achieve these goals.
2015 Achievements
During 2015, the Company operated in slow-growth economic conditions where the banking industry was impacted by a number of headwinds, both domestically, from a continued low interest rate environment and struggling state and local financial situations, as well as internationally, from slowing or uncertain economies and ongoing political turmoil in various countries.
Despite these challenges, we believe that our management continued to lead the Company effectively by focusing on our corporate strategic priorities of building the highest quality team, diversifying and growing loans and revenues and balancing investment and risk. The Company posted strong results in 2015, reflecting meaningful progress in the execution of our strategic priorities across our business lines, the successful completion and integration of merger and acquisition transactions and the solid improvement of various credit metrics. Among our successes in 2015 were the following:

•
Earnings Growth.  Increased earnings per share by 10% over 2014, excluding acquisition and integration related expenses from our ongoing M&A activity and a non-cash property valuation adjustment in the fourth quarter of 2015.

•	Strong Total Stockholder Return. Our TSR for 2015 was 9.9%, as compared to 3.2% for our peer group and 8.7% for the NASDAQ Banks Index.

•	Increased Dividends. Increased our quarterly cash dividend in 2015 to $.09 per share, representing a 12.5% increase from 2014.

•
Solid Return on Average Tangible Common Equity.  Our return on average tangible common equity. excluding certain significant transactions, improved to 11.2%, reflecting an 80 basis point increase compared to 2014.

•	Record Total Assets. Our total assets increased to a record $9.7 billion at the end of 2015, representing a 3% increase from 2014 and an 18% increase since 2013.

•	Continued Loan Growth. Grew total loans (excluding covered loans) by $474 million, or over 7%, from December 31, 2014. Our corporate loan portfolio has grown by 34% since 2012.

•
Growth of Wealth Management Business.  Continued growth of assets under management to $7.5 billion, an increase of $207 million, or nearly 3%, from December 31, 2014. We added another $700 million of assets under management in March 2016 when we acquired The National Bank & Trust Company of Sycamore.

•	Continued Growth of Fee-Based Revenues. Grew total fee-based revenue by over 15% compared to 2014, with fee-based revenues now representing nearly 30% of total revenue.

•
Continued Improvement of Asset Quality.  Significantly improved our asset quality, with non-performing assets, excluding covered loans and covered OREO, decreasing by 33% to $62 million. Non-performing assets, excluding covered loans and covered OREO, represented 0.86% of total loans plus OREO as of December 31, 2015 compared to 1.37% as of December 31, 2014.

•
Well Capitalized.  Maintained regulatory capital ratios significantly above the minimums for “well capitalized” institutions. Tier 1 capital to risk-weighted assets of First Midwest Bank was 10.13% at December 31, 2015 (regulatory minimum for being well-capitalized is 8.0%).

•
M&A Activity.  Completed the acquisition of The Peoples’ Bank of Arlington Heights, adding two locations and approximately $110 million in assets. We completed and integrated this transaction within eleven weeks from public announcement. We also announced in November 2015 the acquisition of The National Bank & Trust Company of Sycamore, with ten locations, almost $700 million in assets and another $700 million in trust assets under management. We completed and integrated this transaction in March 2016, within four months from public announcement.

•
Enhanced Consumer Banking Channels.  In 2015, we continued to invest in and enhance our digital channels to respond to technological advancements and evolving consumer preferences for banking products and services. Today, nearly 60% of our consumer clients use non-branch channels, such as online, mobile and call center banking, to conduct transactions. Over one-third of all consumer loan applications in 2015 were initiated either online or through our call center.

•
National Recognition.  Recognized by J.D. Power as having the “Highest Customer Satisfaction with Retail Banking in the Midwest, Two Years in a Row”* according to the J.D. Power 2014 and 2015 Retail Banking Satisfaction StudiesSM. This was the third time in five years that we received this award.

•
Building the Highest Quality Team of Colleagues.  In 2015, we welcomed Michelle Hoskins as Executive Vice President and Chief Human Resources Officer. We also welcomed Jo Ann Boylan in late 2015 as part of her planned succession to Executive Vice President and Chief Information and Operations Officer on April 1, 2016. We also welcomed a number of additional colleagues throughout the year, both through organic growth and M&A activity.

For a reconciliation of GAAP and non-GAAP financial measures, see our Current Report on Form 8-K filed with the SEC on January 27, 2016.
*  First Midwest Bank received the highest numerical score among retail banks in the Midwest region in the proprietary J.D. Power 2014 and 2015 Retail Banking Satisfaction StudiesSM. The 2015 study is based on 82,030 total responses measuring 20 providers in the Midwest region (Iowa, Illinois, Kansas, Minnesota, Missouri and Wisconsin) and measures opinions of consumers with their primary banking provider. Proprietary study results are based on experiences and perceptions of consumers surveyed April 2014 – February 2015. Your experiences may vary. Visit jdpower.com.

Total Stockholder Return
In addition to the achievements noted above, we built long-term stockholder value in 2015. Below is our one-, three- and five-year total stockholder return as compared to our peer group and the NASDAQ Banks index:
Stockholder Say-on-Pay Vote in 2015
Our Compensation Committee reviews the annual advisory vote on executive compensation when designing our executive compensation program and setting executive compensation levels. With respect to compensation decisions in 2015 (and in 2016), the Compensation Committee considered say-on-pay approval of over 90% of the votes cast at our 2015 annual meeting of stockholders.
Although the Compensation Committee believes these vote results confirm that our stockholders are in agreement with our approach to executive compensation, the Compensation Committee annually evaluates our compensation program and our compensation disclosure practices in an effort to confirm that our pay and performance are linked and that our compensation practices are clearly disclosed.
Our Compensation Committee intends to consider the vote results from this year, and future advisory votes, when determining the design and amounts provided under our executive compensation program.
Double Trigger Vesting for Equity Awards
Beginning in 2016, our Compensation Committee determined that performance share, restricted stock and restricted stock unit awards will have a double trigger vesting feature in the event of a change-in-control of the Company. As such, both a change-in-control of the Company and a termination of employment within 24 months following the change-in-control by either the executive for good reason or an acquirer without cause must occur in order for the unearned or unvested equity awards to vest. We already maintain a double trigger requirement following a change-in-control for enhanced severance payments to be made to our named executive officers, and we intend to continue this practice.
Our Compensation Philosophy
Our Compensation Committee has designed a compensation program that promotes a pay-for-performance environment which encourages and rewards our short-term and long-term financial success and the achievement of performance goals established by the Compensation Committee at the beginning of each performance period. As such, a significant portion of the compensation of our executive officers (including our named executive officers) is at-risk compensation, with the amount of compensation that can be earned tied to the attainment of pre-determined performance goals and the long-term value of our Common Stock. Our Compensation Committee also believes that our compensation program must be market competitive to attract and retain skilled and motivated executives who can successfully manage and grow our business. Adherence to this philosophy forms the overall premise for our executive compensation program and is based on the compensation principles set forth below.

Executive compensation should be performance-based and reward achievement of corporate objectives.

Our compensation program for our named executive officers (and our other executive officers) should motivate and reward superior performance, and should be weighted toward achievement of corporate financial metrics that further our strategic priorities and that we believe will build stockholder value.

A significant portion of executive compensation should be in the form of equity awards that encourage long-term value creation for stockholders.

Equity compensation tied to long-term performance further aligns senior management and stockholder interests. Equity compensation also focuses management on long-term value creation rather than taking risks to increase short-term compensation.

Executive compensation should reflect an appropriate balance of fixed, incentive and at-risk equity compensation.

Our Compensation Committee believes that executive compensation should be comprised of base salary, incentive compensation (both cash and stock) and long-term equity. This composition mix results in appropriate levels of fixed and incentive compensation, and encourages achievement of both short-term and long-term performance objectives.

Executive compensation should be market-competitive.

Vital to our continued success and growth is an experienced and dedicated management team. All elements of our compensation program should be competitive within the markets in which we compete for talent. Our Compensation Committee strives to provide compensation at levels that will enable us to attract and retain qualified, committed and high-performing executives who are able to successfully manage our Company now and as it continues to grow.

Executive compensation should have a retention effect.

Our executive compensation program should be structured to enable us to retain high-performing executives and avoid undesirable management turnover. To encourage retention, a significant component of our compensation consists of long-term equity compensation, a portion of which is tied to a three-year performance period followed by a two-year continued service vesting period and a portion of which is subject to a three-year continued service vesting schedule.

Executive compensation should not encourage excessive risk-taking.

Our Compensation Committee annually reviews the risks and rewards associated with our compensation program to assure that our program appropriately incents our executive officers to attain corporate financial objectives without encouraging excessive risk-taking.
Compensation Best Practices
The Compensation Committee considers various compensation and corporate governance best practices when making executive compensation decisions, including the following:

What We Do		What We Don’t Do
✓	Double Trigger Vesting of Equity Awards Upon a Change-in-Control	✗	No Excise Tax Gross-ups
We do not pay our executives a tax gross-up in the event they incur an excise tax from severance benefits paid following a change-in-control.
For equity awards made in 2016 and going forward. Requires both a change-in-control of the Company and an involuntary termination of the employee.

		✗	No Dividends Paid on Equity Awards Prior to Vesting

✓	Double Trigger for Severance Upon a Change-in-Control		We do not pay dividends on performance shares or restricted stock awards before they are earned and vested.
Requires both a change-in-control of the Company and an involuntary termination of the employee.
		✗	No Share Recycling
Our Omnibus Stock and Incentive Plan does not permit recycling of shares.

✓	Capped Incentive Payouts
Payouts under our annual cash incentive compensation and performance-based equity compensation programs are capped at 175% and 200% of target, respectively.
		✗	No Stock Option Repricing
Our Omnibus Stock and Incentive Plan prohibits repricing of stock options and stock appreciation rights, as well as cash buyouts or exchanges of underwater stock options, without stockholder approval.

✓	Clawback of Compensation
Employment agreements with our executive officers allow us to recover cash bonuses and other incentive compensation under certain circumstances.

		✗	No Excessive Perquisites
Perquisites represent an immaterial portion of our executive compensation.

✓	Anti-Pledging and Anti-Hedging Policy
Prohibits our executive officers and all other employees from pledging, hedging or selling short shares of our Common Stock.

✓	Stock Ownership Guidelines
Robust stock ownership guidelines for our executive officers further align their interests with our stockholders’.

✓	Independent Compensation Consultant
Our Compensation Committee regularly obtains advice from an independent compensation consultant on our executive compensation program.

✓	Minimum Vesting Periods

Our equity awards have a period of not less than three years for full vesting to occur, with our performance shares having three-year performance periods and, if earned, two-year full vesting periods, subject to certain limited exceptions.

✓	Compensation Risk Assessment
Our Compensation Committee conducts an annual risk assessment of our executive compensation program.

✓	Protective Covenants
Our executive officers must comply with confidentiality and non-solicitation covenants as a condition to receiving equity and short-term cash incentive awards.

Compensation Procedures
Role of Management.  In February of each year, our Chief Executive Officer makes recommendations to the Compensation Committee with respect to the base salaries for that year for our Chief Operating Officer and each of our other executive officers. Our Chief Executive Officer and our Chief Operating Officer also review annually the performance of their respective direct reports and each determines the individual performance ratings of these executives for a particular year. Our Compensation Committee reviews our Chief Executive Officer’s performance and determines his individual performance rating and base salary, and recommends both to the Board for approval. The individual performance ratings impact the amount of annual cash incentive compensation earned by, and the restricted stock awards granted to, our executive officers. The remaining elements of our executive compensation program are set by the Compensation Committee, taking into consideration a recommendation from our Chief Executive Officer, and approved by the Board.
Role of the Compensation Committee.  Each year, our Compensation Committee reviews and approves the compensation philosophy of the Company. The Compensation Committee also reviews and approves each year, subject to the approval of our Board of Directors, the principal elements and the amounts of the compensation paid to our Chief Executive Officer, our Chief Operating Officer and our other executive officers. Our Compensation Committee considers the recommendations of our Chief Executive Officer when determining the base salary, annual cash incentive compensation and equity awards for our executive officers other than himself. In determining executive compensation, our Compensation Committee considers information from the Committee’s compensation consultant, management and publicly available information about the companies in our peer group.
Role of Compensation Consultant.  The Compensation Committee has retained Deloitte Consulting LLP to serve as its independent compensation consultant. Deloitte Consulting assists the Compensation Committee with executive compensation program design, ongoing review of our executive compensation program, guidance relating to the amounts and mix of cash, equity and incentive compensation to be paid to our executive officers, analysis of market practices for companies in our industry and of our size, assessment of the market competitiveness of our executive compensation program, say-on-pay analysis and peer group composition. Deloitte Consulting participates in Compensation Committee meetings on request, regularly provides input for Committee meetings and attended one meeting in 2015. The Chairman of our Compensation Committee also consults with Deloitte Consulting outside of Committee meetings. Deloitte Consulting reports directly to the Compensation Committee, and the Committee must approve all services performed by Deloitte Consulting. The Compensation Committee has assessed the independence of Deloitte Consulting and has concluded that Deloitte Consulting is independent under applicable NASDAQ requirements.
How We Measure Company Performance
At the beginning of the year, our Compensation Committee establishes and the Board of Directors approves corporate-wide financial performance goals against which actual performance of the Company is measured for that year for our annual cash incentive compensation program and for a three-year performance period for our performance share awards. The dominant metric has historically been an earnings-based performance measure. In 2015, core net income was weighted at 75% of the short-term cash incentive award opportunity, with the remaining 25% tied to asset quality (levels of nonperforming assets and performing potential problem loans). Payouts of short-term compensation are made only if minimum financial performance is attained and are based on the degree to which the corporate performance goals are achieved. This amount may be increased for individual executive officers based on their individual performance ratings.
For our 2016 annual cash incentive program, the Compensation Committee determined to use core net income and asset quality metrics.

For the performance share component of our executive compensation program in 2015 (2015-2017 performance period), our Compensation Committee selected, and our Board of Directors approved, an external metric (relative total stockholder return) and an internal metric (core return on average tangible common equity) and weighted these metrics equally. With regard to the external metric, the Company’s total stockholder return during a three-year performance period will be compared to total stockholder returns of our peer group for the same period. With respect to the internal metric, the Company’s core return on average tangible common equity for a three-year performance period will be measured against predetermined return on average tangible common equity goals for the same period. Performance shares may be earned based on the level that the metrics are achieved and, if earned, the shares will vest in full following an additional two-year vesting period.
For our 2016 performance share awards (2016-2018 performance period), the Compensation Committee again determined to use relative total stockholder return and core return on average tangible common equity, weighted equally at 50% each, as the performance metrics.
The Compensation Committee must certify the level of achievement of the performance goals for both the annual cash incentive compensation program and the performance share awards before awards may be earned.
Peer Group
Our Compensation Committee reviews publicly-available information about a group of regional bank holding companies whose size, business lines or geographical markets are generally similar to ours and uses this information as a reference point when evaluating the elements and amounts of the compensation paid to our Chief Executive Officer and our other named executive officers. We refer to these institutions as our peer group. The Committee does not establish the compensation of our named executive officers using direct comparisons to our peer group, but instead uses peer group data as a competitive market check on named executive officer compensation. Peer group data is one of several factors used by the Compensation Committee when setting the compensation of our Chief Executive Officer and other named executive officers.
Our peer group is developed with input from Deloitte Consulting and management, and is approved annually by the Compensation Committee. The peer group may be changed from year to year when a company in the peer group has been acquired or if a company’s size or other factors have changed such that the Compensation Committee believes that a particular company no longer continues to be representative of the peer group.

For 2015, our peer group consisted of 21 companies:

Name of Institution	Asset Size as of 12/31/2014 (Dollars in Billions)	Location
First Midwest Bancorp, Inc.	$9.4	Itasca, IL
1st Source Corporation	4.8	South Bend, IN
Chemical Financial Corporation	7.3	Midland, MI
Community Bank System, Inc.	7.5	DeWitt, NY
First Commonwealth Financial Corporation	6.4	Indiana, PA
First Financial Bancorp.	7.2	Cincinnati, OH
First Merchants Corporation	5.8	Muncie, IN
F.N.B. Corporation	16.1	Pittsburgh, PA
MB Financial, Inc.	14.6	Chicago, IL
Old National Bancorp	11.6	Evansville, IN
Park National Corporation	7.0	Newark, OH
Pinnacle Financial Partners, Inc.	6.0	Nashville, TN
PrivateBancorp, Inc.	15.6	Chicago, IL
Provident Financial Services, Inc.	8.5	Jersey City, NJ
Texas Capital Bancshares, Inc.	15.9	Dallas, TX
Trustmark Corporation	12.3	Jackson, MS
UMB Financial Corporation	17.5	Kansas City, MO
Umpqua Holdings Corporation	22.6	Portland, OR
United Bankshares, Inc.	12.3	Charleston, WV
Valley National Bancorp	18.8	Wayne, NJ
WesBanco, Inc.	6.3	Wheeling, WV
Wintrust Financial Corporation	20.0	Rosemont, IL
Median	$11.6
How We Measure Individual Performance
A portion of the annual cash incentive compensation awards that may be earned by our named executive officers is tied to each officer’s individual performance rating for the year. In addition, the number of shares of restricted stock awarded in a given year is based on a percentage of the named executive officer’s base salary and his or her individual performance rating.
The determination of a named executive officer’s individual performance rating is based on a review of actions taken or results achieved by the executive and how these actions and results impacted overall corporate performance and achievement of the corporate financial goals under our annual cash incentive compensation and performance share programs. A subjective assessment of an executive officer’s leadership and contributions to the Company also may be factored into his or her individual performance rating. Our Compensation Committee determines our Chief Executive Officer’s individual performance rating, which is approved by our Board of Directors. Our Chief Executive Officer approves the individual performance ratings of the other named executive officers.
Internal Pay Considerations
Our Compensation Committee believes that our executive compensation programs must be internally consistent and equitable in order for the Company to be able to attract and retain the executive officers necessary to achieve our business and financial objectives and to create a cohesive team atmosphere within the Company. As such, the Committee reviews total compensation and various elements of compensation paid to our Chief Executive Officer in relation to our Chief Operating Officer and to our other named executive officers as a group, as well as the median of the relationship of CEO compensation to executive officers within our peer group. The Committee uses this information as another point of reference in its compensation decisions.
Principal Elements of Our Executive Compensation Program in 2015
This section provides information and perspective regarding our 2015 executive compensation program and decisions for our executive officers generally and, more specifically, for our named executive officers identified below:

Name	Title

Michael L. Scudder	President and Chief Executive Officer of the Company and Chairman and Chief Executive Officer of First Midwest Bank

Mark G. Sander	Senior Executive Vice President and Chief Operating Officer of the Company and Vice Chairman, President and Chief Operating Officer of First Midwest Bank

Paul F. Clemens	Executive Vice President and Chief Financial Officer of the Company and First Midwest Bank

Thomas M. Prame(1)	Executive Vice President and Director of Consumer Banking of First Midwest Bank

Kent S. Belasco(2)	Executive Vice President and Chief Information and Operations Officer of First Midwest Bank
______________________________

(1)	In addition to serving as the Director of Consumer Banking, beginning in 2016, Mr. Prame also became the Director of Strategic Planning.

(2)	Mr. Belasco retired from the Bank on April 1, 2016.
The Compensation Committee approves, subject to approval by our full Board of Directors, the compensation of our Chief Executive Officer and other named executive officers each year. In determining the compensation of our named executive officers other than our Chief Executive Officer, the Compensation Committee considers the recommendations of the Chief Executive Officer. Compensation is determined based on a consideration of overall corporate financial performance relative to financial objectives, each named executive officer’s individual performance, market factors and our views regarding a named executive officer’s scope of job responsibilities, demonstrated leadership abilities and management experience and effectiveness.
The principal elements of our executive compensation program are:

•	Base Salary;

•	Performance-Based Annual Cash Incentive Compensation;

•	Performance Shares; and

•	Restricted Stock or Restricted Stock Units.
When setting the total compensation opportunity for our named executive officers, our Compensation Committee uses data available from various sources, including peer group information, publicly available data and advice from Deloitte Consulting. We also consider other relevant factors, such as Company and individual performance, internal equity and our compensation philosophy.

In 2015, the percentages of each element of total direct compensation paid to our Chief Executive Officer and Chief Operating Officer were as follows:
Base Salary
We pay our named executive officers a base salary as part of a competitive compensation package. Base salary is not directly subject to the achievement of any corporate or individual performance goals. In setting base salary levels, we consider the median base salary paid for positions of similar responsibility at the institutions in our peer group as well as the executive’s performance and tenure in their role.
Annually, our Chief Executive Officer recommends to the Compensation Committee changes in base salaries for our named executive officers, other than himself. Chief Executive Officer pay is set directly by the Compensation Committee, and the base salaries of all named executive officers, including the Chief Executive Officer, are approved by our Compensation Committee and our Board of Directors.
Annual Cash Incentive Compensation
Our annual cash incentive compensation program constituted between 18% and 21% of the total compensation paid to our named executive officers in 2015. It is a performance-based program with one-year performance goals and is our vehicle for awarding annual cash bonuses to our named executive officers and other eligible employees. Executives may earn a cash bonus based on the achievement of corporate financial goals and their individual performance for that year. The annual cash incentive element of our compensation program encourages our named executive officers to attain corporate financial performance goals that the Compensation Committee believes are consistent with the strategies established for the Company.
Cash bonus opportunities under our annual cash incentive compensation program are awarded under our Omnibus Stock and Incentive Plan approved by our stockholders and are expressed as a percentage of a named executive officer’s base salary. Our Compensation Committee establishes corporate performance goals at the beginning of the fiscal year, and threshold performance for at least one of the corporate performance goals must be achieved in order for cash bonuses to be earned and paid.

•
Company Performance.  Annually, the Compensation Committee selects the corporate financial performance goals for the fiscal year and the weighting for the goals selected. Awards for our named executive officers and our other executive officers are weighted more toward Company financial performance than individual performance.

•	Individual Performance. Individual performance is based on the achievement of objectives that were established for the named executive officer at the beginning of the year and that are specific to the individual’s responsibilities and position within the Company. An annual evaluation of each named executive officer’s performance results in an individual performance rating for the officer for the year.
The allocation between Company performance and individual performance, and the target award expressed as a percentage of base salary, for our named executive officers in 2015 were as follows:

	Target Bonus Opportunity	Performance Weighting
Named Executive Officer	(Expressed as a Percentage of Base Salary)	Company Performance	Individual Performance
Michael L. Scudder	60%	85%	15%
Mark G. Sander	50%	70%	30%
Paul F. Clemens	40%	70%	30%
Thomas M. Prame	40%	60%	40%
Kent S. Belasco	40%	60%	40%
For the 2015 fiscal year, our annual cash incentive compensation program included three corporate performance metrics:  core net income (weighted at 75%), non-performing assets (weighted at 17%) and performing potential problem loans (weighted at 8%).
The Compensation Committee selected core net income (net income excluding extraordinary items such as gains or losses on securities, acquisition and integration related expenses and a non-cash property valuation adjustment) as the dominant performance metric because it encourages senior management to continue to focus on our operating performance and because this metric is frequently used to assess short-term corporate performance by stockholders and the investment community. The Compensation Committee chose non-performing assets (excluding accruing troubled debt restructurings and covered loans and covered OREO) and performing potential problem loans (excluding accruing troubled debt restructurings) because of the importance and continued emphasis on maintaining a high quality credit portfolio.
The range of performance and possible payout (as a percentage of base salary) for each metric were as follows:

Metric	Performance Range
	Threshold	Target	Maximum

Core Net Income	$73.5 million	$91.9 million	$101.0 million
Payout (% of Target)	50%	100%	175%

Non-Performing Assets	1.75%	1.40%	1.15%
Payout (% of Target)	50%	100%	175%

Performing Potential Problem Loans	4.95%	4.36%	3.50%
Payout (% of Target)	50%	100%	175%
The Compensation Committee utilized annual cash incentive compensation in 2015 in furtherance of the following strategic priorities:

•	Emphasize core profitability of the Company.

•	Continue to profitably increase our loans and diversify our loan portfolio.

•	Grow deposits, and maintain our strong core deposit base and low cost of funds.

•	Continue to diversify our revenues by increasing fee-based revenues.

•	Balance investment in our business and risk.

•	Continue our progress on credit quality.

•	Control expenses while funding strategic initiatives, such as additional investment in digital delivery channels.
In 2015, the calculation of the annual cash incentive compensation payouts allocated to Company performance for our named executive officers was determined as follows:

Performance Goal	2015 Actual Performance	Payout as a Percentage of Target	Weighted Payout Percentage
Core Net Income (75%)	$86.1 million	94.00%	70.50%
Non-Performing Assets (17%)	0.83%	175.00%	29.75%
Performing Potential Problem Loans (8%)	4.41%	90.00%	7.20%
Total Percentage Earned			107.45%
The Company exceeded target performance on an overall weighted basis for the 2015 annual incentive compensation award, reflecting continued improvement compared to the prior year in all three metrics and solid performance against the targets.
With respect to the core net income performance to goal, the Company achieved 94% of target, with the shortfall due to lower than expected net interest income. All other components of core net income (e.g., non-interest income and expense) were in line with expectations. In setting the core net income target for 2015, management anticipated the Federal Reserve would raise interest rates throughout the year, as compared to the single raise the Federal Reserve implemented in December 2015. This resulted in lower yields and spreads on earning assets. During the year, the Company took actions to mitigate a portion of the impact of fewer rate increases through further earning asset leveraging, while still maintaining its positive positioning for future rate actions.
The Company significantly exceeded the target for non-performing assets as a percent of loans, finishing the year at 0.83%, compared to a target of 1.40%. This result reflected enhanced underwriting and monitoring processes and policies implemented over the past several years that ensured credits were structured to withstand greater economic stress and problem credits were identified and remediated more quickly.
These same processes and policies were reflected in the performance to target for the other asset quality metric, performing potential problem loans, which was 4.41% of our total loan portfolio and within 5 basis points of target.

Based on the Company’s performance and the individual performance rating of each named executive officer, the Compensation Committee approved the following cash bonus awards under our annual cash incentive compensation program for 2015:

Named Executive Officer	Annual Cash Bonus Earned	Percentage of Target Award
Michael L. Scudder	$521,196	109%
Mark G. Sander	318,108	110%
Paul F. Clemens	160,355	104%
Thomas M. Prame	133,897	110%
Kent S. Belasco	118,939	104%
For 2016, the Compensation Committee determined to continue to use the same performance metrics for our annual cash incentive compensation program, but has weighted the core net income component at 80% and the asset quality component at 20% of the award opportunity. The reasons for this weighting are to increase the emphasis on core net income of the Company and a recognition of the Company’s strong credit quality.
Long-Term At-Risk Equity Compensation
Our Compensation Committee believes that a significant portion of each named executive officer’s compensation should consist of at-risk equity awards in the form of performance shares and restricted stock. The value of these at-risk equity awards are based on the Company’s achievement of financial objectives or changes in the Company’s stock price. As such, we further align the interests of our senior management with our stockholders, link pay with performance and enhance the retention of our senior officers. Long-term equity awards are made under our Omnibus Stock and Incentive Plan approved by our stockholders.
Performance-Based Equity Compensation.  In 2015, our named executive officers were awarded performance shares that may be earned based on the Company’s level of performance over a three-year period. If the performance goals are achieved, the performance shares would be earned. Once earned, one-third of the performance shares vest immediately, one-third vest the following year and the remaining one-third vest at the end of the second year, assuming continued employment with the Company during the performance period and the subsequent two-year continued service vesting period. We accrue cash dividends that otherwise would be paid on the performance shares, but the accrued, unpaid dividends are not paid to the named executive officer unless the underlying performance shares are earned and subsequently vest.
The number of performance shares granted is based upon a percentage of the base salary of each officer eligible to receive performance shares. The determination of the number of performance shares earned for each participant is based solely upon the Company achieving certain performance goals without reference to individual performance ratings.
Based upon a review of peer practices and input from management and the Compensation Committee’s compensation consultant, our Compensation Committee selected both external and internal performance metrics for our 2015 performance share program (2015-2017 performance period), with each metric weighted at 50% of the total award opportunity. For the external metric, the Compensation Committee selected total stockholder return relative to the Company’s peer group. For the internal metric, the Compensation Committee chose core return on average tangible common equity of the Company.
Our Compensation Committee selected these metrics to encourage our named executive officers to pursue corporate strategies that will enhance long-term stockholder value and build the value of our Common Stock while at the same time deploying our capital prudently. The Compensation Committee also believed that comparing our total stockholder return to an external metric would reward superior corporate performance relative to our peer group.

For purposes of the external metric, the total stockholder return of the Company and the peer group will be calculated for a three-year performance period. Performance shares will be earned based on the total stockholder return of the Company as compared to that of the peer group. Total stockholder return is defined as the price appreciation on our Common Stock and the common stock of each company in the peer group during the relevant three-year performance period, plus dividends and distributions made or declared (assuming the dividends or distributions are reinvested in our Common Stock and each peer group company’s common stock during that period), expressed as a percentage return. For the internal metric, the Company’s average core return on average tangible common equity for the three-year period will be calculated and compared to predetermined return on average tangible common equity goals approved by the Compensation Committee.
Our Compensation Committee awarded performance shares in 2015 in furtherance of the following strategic objectives:

•	Emphasize the Company’s long-term strategies and growth objectives.

•	Encourage achievement of business goals that will enhance the long-term value of our Common Stock and increase the value of our Common Stock.

•	Create a long-term focus based on sustainable results.

•	Link pay with corporate performance.

•	Provide additional stock ownership opportunities for our named executive officers, which further align the interests of our named executive officers with those of our stockholders.

•	Foster retention of our named executive officers and avoid management turnover.
In February 2015, our Compensation Committee granted performance share award opportunities to our named executive officers as follows:

Named Executive Officer	Target Performance Share Award Opportunity (Expressed as a Percentage of Base Salary)	Number of Performance Shares Awarded for 2015-2017 Performance Period (Based on Target Award Level)	Grant Date Fair Value of Performance Share Award Opportunity (Based on Target Award Level)
Michael L. Scudder	65%	30,916	$536,315
Mark G. Sander	60%	20,685	358,833
Paul F. Clemens	25%	5,745	99,661
Thomas M. Prame	20%	3,676	63,769
Kent S. Belasco	20%	3,384	58,704

Conclusion of 2013-2015 Performance Period.  In 2013, our named executive officers were awarded performance shares subject to a three-year performance period that concluded December 31, 2015. As with the performance shares awarded in February 2015 (but with the threshold, target and maximum percentages for the core return on average tangible common equity metric being higher than 2013 levels), the performance metrics applicable to the performance shares awarded in 2013 were total stockholder return relative to the Company’s peer group and core return on the Company’s average tangible common equity, each weighted 50%. The range of performance and possible payout for each metric were as follows:

Relative Total Stockholder Return
	Threshold	Target	Maximum
Percentile	25th	50th	90th
Payout (% of Target)	25%	100%	200%

Core Return on Average Tangible Common Equity
	Threshold	Target	Maximum
CRATCE	10.0%	11.5%	13.5%
Payout (% of Target)	25%	100%	200%
In February 2016, based on the Company’s performance during the 2013-2015 performance period, our Compensation Committee certified the Company’s performance applicable to the 2013 performance shares as follows:

Performance Goal	2013-2015 Actual Performance	Payout as a Percentage of Target	Weighted Payout Percentage
Relative Total Stockholder Return (50%)	57th Percentile	113.0%	56.5%
CRATCE (50%)	10.22%	36.0%	18.0%
Total Percentage Earned			74.5%
Accordingly, subject to applicable vesting provisions, as described above, our named executive officers will earn their 2013 performance share awards as follows:

Named Executive Officer	Number of 2013 Performance Shares at Target	Performance Shares Actually Earned
Michael L. Scudder	36,449	27,152
Mark G. Sander	24,284	18,089
Paul F. Clemens	7,105	5,291
Thomas M. Prame	4,550	3,386
Kent S. Belasco	3,991	2,971
Restricted Stock Awards.  In 2015, our named executive officers were awarded restricted stock or restricted stock units that fully vest over a three-year period in equal installments on the second and third anniversaries of the grant date. For 2015, Mr. Clemens and Mr. Belasco received restricted stock units because they will turn age 65 during the three-year vesting cycle.
The number of shares of restricted stock or restricted stock units awarded in a given year is determined based on a percentage of the named executive officer’s base salary, and then is adjusted upward or downward depending upon the officer’s individual performance rating for the prior fiscal year. We accrue cash dividends that otherwise would be paid on the restricted stock and the Common Stock underlying restricted stock units, but the accrued, unpaid dividends on the unvested shares or units are not paid to the named executive officer unless the underlying shares vest.
In 2015, our Compensation Committee granted restricted stock or restricted stock unit award opportunities to our named executive officers as follows:

Named Executive Officer	Restricted Stock/Unit Award Opportunity (Expressed as a Percentage of Base Salary)	Number of Shares of Restricted Stock/Units Granted	Grant Date Fair Value of Shares of Restricted Stock/Units Granted
Michael L. Scudder	50%	38,817	$652,708
Mark G. Sander	50%	27,374	460,294
Paul F. Clemens	35%	11,413	191,910
Thomas M. Prame	35%	9,209	154,849
Kent S. Belasco	35%	8,482	142,625
Retirement and Other Welfare Benefits
We provide our named executive officers with retirement, health, life and disability insurance and other welfare benefits under plans that are generally available to all employees of the Company who meet plan eligibility requirements. Our retirement plans constitute our 401(k) Plan, Pension Plan and Deferred Compensation Plan. Executive officers are eligible to participate in these plans on the same basis as other employees in accordance with the terms of the plans.
Over the last several years, upon the recommendation of management, our Compensation Committee and the Board of Directors have approved various amendments to our Pension Plan. The first set of amendments were adopted in 2007 and eliminated any new enrollments of employees into this plan. In 2013, upon a subsequent recommendation of management, the Compensation Committee and the Board of Directors also approved amendments, effective as of January 1, 2014, to the Company’s (1) Pension Plan to freeze future benefit accruals under this plan, (2) Deferred Compensation Plan such that no annual pension restoration amounts will be credited to this plan on behalf of any participant, and (3) 401(k) Plan to provide employer contributions to this plan on behalf of all eligible employees of (a) an annual contribution equal to 2% of an employee’s total compensation (subject to a six-year vesting schedule), (b) a matching contribution equal to 100% of an employee’s first 3% of pre-tax contributions and 50% of the employee’s next 2% of pre-tax contributions, and (c) for the 2014 and 2015 plan years, a transition benefit for only participants in the Pension Plan as of January 1, 2014 equal to a contribution of 2% of total compensation for participants aged 40-49, 3% of total compensation for participants aged 50-59, and 4% of total compensation for participants aged 60 and older.
The amendments to our retirement plans assist us in controlling the costs of the Pension Plan and encouraging employees to assume a more active role in their retirement planning, while continuing to provide appropriate, competitive retirement benefits for our employees.
Our Deferred Compensation Plan allows certain employees to elect to defer a portion of their base salaries and annual cash incentive compensation and also allows us to provide make-up benefits to our executive officers for any reduction in benefits under our 401(k) Plan due to limitations on contributions to the plan imposed by the Internal Revenue Code.

Perquisites
We provide limited perquisites to our named executive officers, which the Compensation Committee believes are reasonable and within competitive practices.
We have a vehicle policy that provides a car allowance to our named executive officers. We also provide mobile telephone service to our named executive officers and reimburse certain of them for a portion of country club dues to promote the business interests of the Company.
Stock Ownership Guidelines
We maintain stock ownership guidelines for our executive officers. The purpose of these guidelines is to further align the interests of our management team and our stockholders. Under the guidelines, our named executive officers are encouraged to hold shares of Common Stock as follows:

Position	Stock Ownership Guidelines
Chief Executive Officer	Three times base salary
Chief Operating Officer	Two times base salary
Chief Financial Officer	Two times base salary
Other Named Executive Officers	Two times base salary
All of our named executive officers have met these guidelines. For purposes of the guidelines, we include shares owned directly or indirectly by the executive and his spouse and minor children, unearned performance shares and unvested restricted stock.
Clawback, Anti-Pledging, Anti-Hedging and Other Policies
We have clawback provisions in the employment agreements with our named executive officers that allow us to recover cash bonuses and other incentive compensation under certain circumstances. We also have a policy that prohibits our employees, including our named executive officers, from pledging or hedging our Common Stock or engaging in short sales and other short-term, speculative trading in our Common Stock.
Risk Assessment of Executive Compensation Program
Each year, our Compensation Committee reviews our executive compensation program and conducts a risk assessment relative to this program. This risk assessment allows our Compensation Committee to confirm that our executive compensation program is designed such that executive officers are not encouraged to take excessive or imprudent risks to enhance their compensation. As part of its risk assessment process in 2015, the Compensation Committee confirmed the following:

•	The risks associated with the Company’s compensation plans for all employees are appropriately identified and managed by the Company;

•	The Company’s compensation plans for all employees do not create risks that are reasonably likely to have a material adverse effect on the Company as a whole; and

•	The Company’s compensation plans for all employees are compatible with effective internal controls and risk management, and are supported by strong and effective corporate governance practices.
Tax Considerations
Section 162(m) of the Internal Revenue Code limits the ability of public companies to deduct for federal income tax purposes certain compensation in excess of $1 million paid to our Chief Executive Officer and other named executive officers. However, this limitation does not apply to amounts that qualify as performance-based compensation. We structure our annual cash incentive compensation and performance shares to qualify as performance-based compensation under Section 162(m). Our Compensation Committee considers the structure of executive compensation and the deductibility of the compensation for federal income tax purposes, but the Compensation Committee retains the flexibility to provide, and has approved, compensation that is non-deductible.
Employment and Restrictive Covenant Agreements with Our Executive Officers
We have entered into employment agreements with our senior management, including our named executive officers. The Compensation Committee has determined that the terms of the agreements are consistent with competitive practices and are important to attracting and retaining high caliber executive talent. The agreements describe the executive’s position, compensation and benefits, including severance payments in the event of a termination of employment. The agreements also impose confidentiality, non-solicitation and non-disparagement obligations on the executive. In the event of a termination of employment by the Company without cause or by the executive officer for good reason prior to or following a change-in-control of the Company, severance benefits are triggered. Certain aspects of these agreements for our named executive officers are detailed in the tables and narrative following this Compensation Discussion and Analysis.
The employment agreements do not provide for walk-away rights upon a change-in-control or any tax gross-up payments relating to severance benefits following a change-in-control. In addition, our named executive officers are bound by Confidentiality and Restrictive Covenant Agreements that supplement the confidentiality and restrictive covenants set forth in our named executive officers’ employment agreements. The confidentiality, non-solicitation and non-disparagement covenants apply for a period of 12 months (18 months for our Chief Executive Officer and Chief Operating Officer) following termination of employment, and must be complied with as a condition to receiving equity and short-term incentive cash awards.

EXECUTIVE COMPENSATION TABLES
2015 Summary Compensation Table
The table and explanatory notes below summarize the total compensation for the years 2015, 2014 and 2013 paid to or earned by our named executive officers other than Mr. Belasco, who was not a named executive officer in 2014 or 2013. The information relating to Mr. Belasco for those years has been omitted in accordance with SEC rules.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Non-qualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total

Michael L. Scudder	2015	$800,000	$—	$1,254,111	$521,196	$179,501	$124,997	$2,879,805
President and Chief Executive Officer
	2014	750,000	47,000	1,103,667	482,400	221,576	111,336	2,715,979

	2013	720,000	—	917,083	466,927	79,163	283,350	2,466,523

Mark G. Sander	2015	$579,880	$—	$862,121	$318,108	$38,139	$73,788	$1,872,036
Senior EVP and Chief Operating Officer
	2014	545,000	20,015	723,140	304,159	19,915	65,277	1,677,506

	2013	519,675	—	791,711	296,397	8,614	62,100	1,678,497

Paul F. Clemens	2015	$386,528	$—	$307,127	$160,355	$6,923	$34,406	$895,339
EVP and Chief Financial Officer
	2014	376,000	9,898	263,999	156,593	5,268	44,584	856,342

	2013	364,900	—	223,307	159,928	2,551	35,095	785,781

Thomas M. Prame	2015	$309,163	$—	$228,690	$133,897	$1,648	$30,908	$704,306
EVP and Director of Consumer Banking, First Midwest Bank
	2014	300,158	9,839	199,877	127,560	1,068	23,292	661,794

	2013	292,125	—	173,239	122,763	510	25,870	614,507

Kent S. Belasco(6)	2015	$284,625	$—	$211,208	$118,939	$177,298	$53,125	$845,195
EVP and Chief Information and Operations Officer, First Midwest Bank

(1)
For 2014, amounts represent the cash portion of a supplemental M&A award paid in recognition of the successful completion and integration of three acquisitions during the year. The amounts do not include the portion of the award paid in shares of restricted stock or restricted stock units, which portion is included in the “Stock Awards” column. For our named executive officers, this supplemental award totaled:  $88,000 for Mr. Scudder, $49,652 for Mr. Sander, $25,424 for Mr. Clemens and $24,607 for Mr. Prame.

(2)
Amounts represent the aggregate grant-date fair value of stock awards, including performance shares and restricted stock and restricted stock unit awards, granted under our Omnibus Stock and Incentive Plan during the period, calculated in accordance with ASC 718. Assumptions used in the calculation of these amounts are described in Note 17 to our annual audited financial statements included in our Form 10-K. The grant-date fair value of the performance shares is based on a target level of performance and will likely vary from the actual amount the individual earns upon vesting of applicable awards. Assuming the highest level of performance, the grant-date fair value of the 2015 performance share awards would be:  $1,072,631 for Mr. Scudder, $717,665 for Mr. Sander, $199,322 for Mr. Clemens, $127,539 for Mr. Prame and $117,408 for Mr. Belasco. The amounts in this column also include dividends accrued on unvested awards of performance shares, restricted stock and restricted stock units (which amounts are not paid unless the underlying shares vest). For 2015, these amounts totaled:  $65,088 for Mr. Scudder, $42,995 for Mr. Sander, $15,557 for Mr. Clemens, $12,029 for Mr. Prame and $9,879 for Mr. Belasco.

(3)	Amounts represent cash bonuses paid under our performance-based short-term incentive compensation plan for the years indicated.

(4)
Amounts represent the actuarial increase in the present value of the benefit under our Pension Plan for Messrs. Scudder and Belasco, who are the only named executive officers who participate in the plan. These amounts were determined using the interest rate and mortality rate assumptions consistent with those used in our audited financial statements for the year ended December 31, 2015. Benefit accruals under the Pension Plan were frozen effective as of January 1, 2014. For additional information, see Executive Compensation Tables—Pension Benefits. The amounts in this column also include realized earnings of the named executive officer in our Deferred Compensation Plan.

(5)	Amounts represent the following:

Contributions to Defined Contribution Retirement Plans and Perquisites
Name	Year	Qualified Plan(a)	Non- Qualified Plan(b)	Non-Qualified Pension Restoration		Perquisites and Other Personal Benefits(c)		Total

Michael L. Scudder	2015	$23,850	$80,506	$—		$20,641	(e)	$124,997
	2014	22,231	70,923	—		18,182	(e)	111,336
	2013	5,100	9,300	258,950	(d)	10,000	(e)	283,350

Mark G. Sander	2015	$15,900	$31,820	N/A		$26,068	(e)	$73,788
	2014	11,431	29,236	N/A		24,611	(e)	65,278
	2013	15,300	24,329	N/A		22,471	(e)	62,100

Paul F. Clemens	2015	$15,900	$7,106	N/A		$11,400	(e)	$34,406
	2014	15,600	16,509	N/A		12,475	(e)	44,584
	2013	15,300	11,220	N/A		8,575	(e)	35,095

Thomas M. Prame	2015	$15,683	$3,688	N/A		$11,537	(e)	$30,908
	2014	7,509	3,258	N/A		12,525	(e)	23,292
	2013	8,030	—	N/A		17,840	(e)	25,870

Kent S. Belasco	2015	$22,676	$18,470	$—		$11,979	(e)	$53,125

(a)
The Company maintains the 401(k) Plan as its defined contribution plan. Since January 1, 2014, for eligible employees, this plan provides for an annual 2% automatic Company contribution (in place of the annual discretionary Company contribution) and matching Company contributions. Prior to 2014, the company provided for an annual discretionary Company contribution and matching Company contributions. All Company contributions were made on eligible compensation under our 401(k) Plan, subject to compensation limitations under the Internal Revenue Code.

(b)
The Company maintains the Deferred Compensation Plan as its nonqualified deferred compensation plan. This plan provides for a tax-deferred vehicle to accommodate contributions that are otherwise limited and not able to be made to our tax-qualified plans, as well as voluntary participant contributions. The Deferred Compensation Plan is subject to Section 409A of the Internal Revenue Code.

(c)	No individual perquisite paid to any of our named executive offers exceeded $25,000 for any of the years listed.

(d)
Amounts represent the present value of amounts that would have accrued to Mr. Scudder during 2013 under the actuarially based pension formula of our Pension Plan but for the compensation limitations of the Internal Revenue Code. Because we froze benefit accruals under our Pension Plan effective as of January 1, 2014, there no longer will be a pension restoration benefit attributed to Mr. Scudder and Mr. Belasco in future years. Messrs. Sander, Clemens, and Prame are not participants in the Pension Plan.

(e)
Represents amounts paid to the named executive officer for an annual automobile allowance and amounts paid by the Company on behalf of the named executive officer for other customary perquisites. For Mr. Sander, also represents amounts paid by the Company on his behalf for country club dues, which membership is maintained for business entertainment but may be used for personal use.

(6)	Mr. Belasco was a named executive officer for the year ended December 31, 2015. On April 1, 2016, he retired from the Bank.

2015 Grants of Plan-Based Awards Table
The following table provides information with regard to the stock awards granted during 2015 (and reported as Stock Awards in the Summary Compensation Table) and the annual cash incentive compensation award opportunity for 2015 for our named executive officers.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	Grant Date Fair Value of Stock and Option Awards(4)
		Threshold	Target	Maximum	Threshold	Target	Maximum

Michael L. Scudder		$120,000	$480,000	$822,000
	2/18/2015				7,729	30,916	61,832		$536,315
	2/18/2015							38,817	652,708

Mark G. Sander		$72,485	$289,940	$485,650
	2/18/2015				5,171	20,685	41,370		$358,833
	2/18/2015							27,374	460,294

Paul F. Clemens		$38,653	$154,611	$258,973
	2/18/2015				1,436	5,745	11,490		$99,661
	2/18/2015							11,413	191,910

Thomas M. Prame		$30,916	$123,665	$204,047
	2/18/2015				919	3,676	7,352		$63,769
	2/18/2015							9,209	154,849

Kent S. Belasco		$28,463	$113,850	$187,853
	2/18/2015				846	3,384	6,768		$58,704
	2/18/2015							8,482	142,625

(1)
Amounts reflect the range of possible payouts under our short-term cash incentive compensation plan based on a combination of Company performance and individual performance rating assumptions. For additional information, see Compensation Discussion and Analysis—Principal Elements of Our Executive Compensation Program in 2015—Annual Cash Incentive Compensation.

(2)
Awards represent the range of estimated possible payouts granted in the form of performance shares under our Omnibus Stock and Incentive Plan, which, if earned, vest in shares of Common Stock. Our named executive officers are eligible to earn performance shares totaling between 25% and 200% of the number of performance shares granted if performance levels are achieved using the following two metrics: total stockholder return relative to a specified peer group of financial institutions and core return on average tangible common equity relative to predetermined goals. For additional information, see Compensation Discussion and Analysis—Principal Elements of Our Executive Compensation Program in 2015—Long-Term At-Risk Equity Compensation—Performance-Based Equity Compensation. Dividends on performance shares are accrued but not paid until earned performance shares vest.

(3)
Awards represent restricted stock or, in the case of Messrs. Clemens and Belasco, restricted stock unit awards granted under our Omnibus Stock and Incentive Plan. Restricted stock and restricted stock unit awards vest over three years in two equal installments beginning two years from the date of grant (subject to continued employment and accelerated vesting under certain circumstances). For additional information, see Compensation Discussion and Analysis—Principal Elements of Our Executive Compensation Program in 2015—Long-Term At-Risk Equity Compensation—Restricted Stock Awards. Dividends on restricted stock and the Common Stock underlying restricted stock units are accrued but not paid unless the underlying shares vest.

(4)
Amounts represent the aggregate grant-date fair value of stock awards, including performance shares and restricted stock and restricted stock unit awards, granted under our Omnibus Stock and Incentive Plan during 2015, calculated in accordance with ASC 718. See notes 2 and 3, above, for additional information regarding these awards. For the performance shares, the amounts have been calculated taking into consideration the probable outcome of the respective performance conditions as the date of grant. Dividends accrued but not paid until the vesting of the awards of performance shares, restricted stock and restricted stock units are not included in the amounts reflected in this column. Assumptions used in the calculation of these amounts are described in Note 17 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015.

2015 Outstanding Equity Awards at Fiscal Year-End Table
The following table provides information regarding unexercised stock options and unvested stock awards held by our named executive officers as of December 31, 2015. All values in the table are based on a market value for our Common Stock of $18.43, which was the closing price of our stock on December 31, 2015 as reported by the NASDAQ Stock Market. Information regarding when unvested awards are scheduled to vest is set forth in the notes to the table. Vesting also is subject to continued employment and acceleration under certain circumstances.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested		Market Value of Shares or Units of Stock that Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested
Michael L. Scudder	19,631	$33.92	2/22/2016	16,822	(1)	$310,029	36,541	(5)	$673,451
	18,898	38.62	2/21/2017	29,155	(2)	537,327	30,916	(6)	569,782
	25,019	28.10	2/20/2018	38,817	(3)	715,397
				27,152	(4)	500,411

Mark G. Sander	42,328	$12.17	6/20/2021	11,130	(1)	$205,126	20,338	(5)	$374,829
				22,881	(2)	421,697	20,685	(6)	381,225
				27,374	(3)	504,503
				18,089	(4)	333,380

Paul F. Clemens	902	$38.79	11/15/2016	4,973	(1)	$91,652	5,846	(5)	$107,742
	5,380	38.62	2/21/2017	9,822	(2)	181,019	5,745	(6)	105,880
	18,464	28.10	2/20/2018	11,413	(3)	210,342
				5,291	(4)	97,513

Thomas M. Prame				4,379	(1)	$80,705	3,734	(5)	$68,818
				8,168	(2)	150,536	3,676	(6)	67,749
				9,209	(3)	169,722
				3,386	(4)	62,404

Kent S. Belasco	9,113	$33.92	2/22/2016	3,318	(1)	$61,151	3,421	(5)	$63,049
	10,335	38.62	2/21/2017	6,286	(2)	115,851	3,384	(6)	62,367
	14,866	28.10	2/20/2018	8,482	(3)	156,323
	1,096	26.95	4/16/2018	2,971	(4)	54,756

(1)
Restricted stock and restricted stock unit awards vest over three years in two equal installments beginning two years from the date of grant (subject to continued employment and accelerated vesting under certain circumstances). Represents the second tranche of restricted stock or restricted stock unit awards granted in 2013 that vested on February 20, 2016.

(2)
Represents restricted stock or restricted stock unit awards granted in 2014, the first tranche of which vested on February 19, 2016 and the second tranche of which is scheduled to vest on February 19, 2017. See note 1, above, for additional information regarding the vesting of restricted stock and restricted stock unit awards.

(3)
Represents restricted stock or restricted stock unit awards granted in 2015, the first tranche of which is scheduled to vest on February 18, 2017 and the second tranche of which is scheduled to vest on February 18, 2018. See note 1, above, for additional information regarding the vesting of restricted stock and restricted stock unit awards.

(4)
Represents performance shares earned at the completion of a three-year performance period that ended on December 31, 2015. The final number of shares awarded was based on the following metrics:  total stockholder return relative to our peer group at 113% of target and core return on average tangible common equity at 36% of target. The first tranche of these awards vested on March 15, 2016 and the second and third tranches are scheduled to vest on March 15, 2017 and March 15, 2018, respectively. For additional information, see Compensation Discussion and Analysis—Principal Elements of Our Executive Compensation Program in 2015—Long-Term At-Risk Equity Compensation—Performance-Based Equity Compensation and —Conclusion of 2013-2015 Performance Period.

(5)
Performance shares that may be earned upon completion of a three-year performance period ending on December 31, 2016 if performance levels (reflected at target in this table) are achieved using the following two metrics:  total stockholder return relative to our peer group and core return on average tangible common equity relative to predetermined goals.

(6)
Performance shares that may be earned upon completion of a three-year performance period ending on December 31, 2017 if performance levels (reflected at target in this table) are achieved using the following two metrics:  total stockholder return relative to our peer group and core return on average tangible common equity relative to predetermined goals.

2015 Option Exercises and Stock Vested Table
The following table provides information with respect to amounts paid to or received by our named executive officers during 2015 as a result of the exercise of non-qualified stock options and the vesting of restricted stock awards or units.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Michael L. Scudder	—	—	57,773	$957,876
Mark G. Sander	—	—	31,222	517,661
Paul F. Clemens	—	—	15,162	251,386
Thomas M. Prame	—	—	9,727	166,246
Kent S. Belasco	—	—	8,994	149,121
Pension Benefits
We maintain a noncontributory tax-qualified defined benefit Pension Plan for eligible employees. Eligibility to participate in this plan was frozen in 2007. Benefit accruals under this plan were frozen effective as of January 1, 2014 and no additional benefits will accrue to participants after that date, including for Messrs. Scudder and Belasco, who are the only named executive officers who participate in our Pension Plan.
The amount of the monthly pension benefit under our Pension Plan is based on the average monthly pension-eligible compensation and years of credited service of the participant. Average monthly compensation is the average of the highest eighty-four consecutive months of pay within the last 120 months of service and years of credited service is based on the period of employment with the Company, subject to limitations on service prior to 1980.
Pension-eligible compensation consists of base salary, cash bonuses, incentive compensation and vacation pay, but excludes severance and amounts realized from the exercise of non-qualified stock options and the vesting of restricted stock or restricted stock unit awards. Pension-eligible compensation is capped by provisions of the Internal Revenue Code applicable to tax-qualified pension plans. For 2015, this limit was $265,000. Any amounts that become ineligible due to the Internal Revenue Code limits are used to compute the pension restoration contribution to the Deferred Compensation Plan as discussed further below under the section titled Non-Qualified Deferred Compensation.
Our Pension Plan provides for pension benefits under normal retirement (the attainment of age 65), early retirement (the attainment of age 55 with fifteen or more years of service), termination after five years of service, disability retirement after ten years of service and death before retirement with five or more years of service. A participant may elect to have his or her benefit paid each month in the form of a single life annuity or one of several actuarially equivalent forms of payment, including a lump sum.
Early retirement pension benefits are reduced by 6% for each of the first five years (ages 60-65) and by 4% for each of the next five years (ages 55-60) that the pension commencement date precedes the normal retirement age of 65.

2015 Pension Benefits Table
The following table shows the present value of the accumulated benefit as of December 31, 2015 payable to each of the named executive officers, including the number of years of service credited to each named executive officer under our Pension Plan determined using interest rate and mortality rate assumptions consistent with those used in our 2015 audited financial statements included in our Form 10-K.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Michael L. Scudder	Pension Plan	28.75	$640,618	$—
Mark G. Sander(1)	N/A	N/A	N/A	N/A
Paul F. Clemens(1)	N/A	N/A	N/A	N/A
Thomas M. Prame(1)	N/A	N/A	N/A	N/A
Kent S. Belasco	Pension Plan	27.42	935,144	—

(1)	The Pension Plan was closed to new participants as of April 1, 2007. Based on the date of hire for Messrs. Sander, Clemens and Prame, they are not eligible to participate in the Pension Plan.
Non-Qualified Deferred Compensation
We maintain two non-qualified deferred compensation plans in which our named executive officers may participate, the Deferred Compensation Plan and the Gain Deferral Plan.
Deferred Compensation Plan
The Deferred Compensation Plan is a non-qualified defined contribution deferred compensation plan under which participants are credited with deferred compensation equal to contributions and benefits based on amounts that would have accrued under our Pension Plan or been contributed under our 401(k) Plan but for limitations under the Internal Revenue Code, and up to 75% of base salary and up to 100% of short-term cash incentive compensation that the participant has elected to defer. Deferral elections are made by eligible participants in December of each year for amounts to be earned in the following year. Participant accounts are deemed to be invested in separate investment accounts in an irrevocable rabbi trust under the Deferred Compensation Plan, with similar investment alternatives as those available under our 401(k) Plan, including an investment account deemed invested in shares of our Common Stock. Participants are able to modify their investment elections at any time, subject to applicable blackout periods.
Gain Deferral Plan
We maintain the Gain Deferral Plan with the purpose of encouraging stock ownership by certain key executives. This plan combines traditional deferred compensation arrangements with stock option exercise transactions by allowing eligible stock option participants to defer to a future date the receipt of shares representing the value realized upon exercise of the underlying stock options. In response to the addition of Section 409A of the Internal Revenue Code, the Gain Deferral Plan was frozen and no additional contributions or deferrals may be made under this plan. Currently, twenty stock option participants participate in this plan, including Messrs. Scudder and Belasco. Deferrals are held for each participant in separate individual accounts in an irrevocable rabbi trust. Amounts deferred under the Gain Deferral Plan are denominated and paid in shares of Common Stock and are adjusted for dividends as if the dividends were reinvested in shares of Common Stock.

Distributions
Under both the Deferred Compensation Plan and the Gain Deferral Plan, payments begin after termination of employment and are payable at the participant’s election either as a lump sum or in installments over a period not to exceed fifteen years. Earlier payment may be made upon showing of financial hardship to the satisfaction of the Compensation Committee. Distributions are paid in cash under the Deferred Compensation Plan, and are paid as in-kind stock distributions under the Gain Deferral Plan. Payments to named executive officers will be delayed as necessary to comply with Section 409A of the Internal Revenue Code.
2015 Non-Qualified Deferred Compensation Table
The table set forth below summarizes the activity in the Deferred Compensation Plan and Gain Deferral Plan accounts of our named executive officers during 2015.

Name	Plan Name	Executive Contributions in 2015(1)	Company Contributions in 2015(2)	Aggregate Earnings in 2015	Aggregate Withdrawals/Distributions in 2015	Aggregate Balance at December 31, 2015(3)(4)

Michael L. Scudder	Deferred Comp. Plan	$32,308	$88,893	$110,675	$—	$2,387,778
	Gain Deferral Plan	—	—	3,228	—	172,947

Mark G. Sander	Deferred Comp. Plan	$107,668	$36,011	$38,139	$—	$447,483
	Gain Deferral Plan	N/A	N/A	N/A	N/A	N/A

Paul F. Clemens	Deferred Comp. Plan	$2,379	$6,754	$6,923	$—	$147,345
	Gain Deferral Plan	N/A	N/A	N/A	N/A	N/A

Thomas M. Prame	Deferred Comp. Plan	$—	$3,258	$1,648	$—	$43,750
	Gain Deferral Plan	N/A	N/A	N/A	N/A	N/A

Kent S. Belasco	Deferred Comp. Plan	$34,374	$16,857	$25,375	$—	$717,919
	Gain Deferral Plan	—	—	10,158	—	544,241

(1)
Executive contributions represent amounts that would have been contributed by the named executive officer under our 401(k) Plan, but for limitations under the Internal Revenue Code, and salary and short-term incentive compensation the named executive officer has elected to defer.

(2)
Company contributions represent amounts that would have been contributed under our tax-qualified benefit plans but for limitations under the Internal Revenue Code. The Company contributions for each named executive officer to the Deferred Compensation Plan are included in the “All Other Compensation” column of the 2015 Summary Compensation Table.

(3)
Aggregate balances at December 31, 2015 reflect amounts accumulated through the named executive officer’s participation in the plans from:  (a) participant and Company contributions under the Deferred Compensation Plan and (b) participant contributions only under the Gain Deferral Plan. Our named executive officers have participated in the Deferred Compensation Plan since 1999 for Mr. Scudder, 2011 for Mr. Sander, 2006 for Mr. Clemens, 2012 for Mr. Prame and 1998 for Mr. Belasco. Messrs.  Scudder and Belasco have participated in the Gain Deferral Plan since 2004 and 2003, respectively.

(4)
As of December 31, 2015, the portion of the aggregate balances in the Deferred Compensation Plan and Gain Deferral Plan (as applicable) that represent Common Stock of the Company is as follows:  9,384 shares for Mr. Scudder, -0- shares for Mr. Sander, 1,968 shares for Mr. Clemens, 1,959 shares for Mr. Prame and 31,649 shares for Mr. Belasco.

Potential Payments Upon Termination or Change-in-Control
We have entered into employment agreements and maintain plans covering our named executive officers that will require the Company to provide severance payments in the event of an involuntary termination of employment (other than for cause) or a resignation of employment for good reason both prior to and following a change-in-control of the Company.

Overview
Our employment agreements with each of our named executive officers provide for automatic annual one-year extensions, except for Messrs. Scudder and Sander whose employment agreements provide for automatic two-year extensions every other year. Among other items, the agreements set forth the executive’s title, responsibilities and compensation, confidentiality, non-solicitation and non-disparagement covenants by the executive and severance payments to be made to the executive upon certain terminations of employment. Termination of employment also may impact equity awards that we have granted, as well as benefits payable under our employee benefit plans.
In addition to their employment agreements, our named executive officers are parties to Confidentiality and Restrictive Covenants Agreements with us through which we enhanced the restrictive covenants applicable to our named executive officers. The non-solicitation provisions in these agreements apply for eighteen months after termination of employment for Messrs. Scudder and Sander, and one year after termination for Messrs. Clemens, Prame and Belasco.
The following discussion takes each termination of employment situation—voluntary resignation, discharge for cause, discharge without cause, resignation for good reason, death and disability—both prior to and following a change-in-control of the Company, and describes the severance or other additional amounts that the Company would pay or provide to the named executive officer or the officer’s beneficiaries as a result. The discussion below and the amounts shown reflect certain assumptions we have made in accordance with applicable SEC rules. These assumptions are that the termination of employment or change-in-control occurred on December 31, 2015 and that the value of a share of our Common Stock on that day was $18.43, which is the closing price of our stock as reported by the NASDAQ Stock Market on December 31, 2015.
The following discussion and amounts exclude the payments and benefits that are not enhanced by a termination of employment or change-in-control. These payments and benefits, which are referred to in the following discussion as the executive officer’s “vested benefits,” include:

•	Base salary payable through the date of termination;

•	Any other cash compensation earned through the date of termination but not paid, including any amounts earned and vested but not paid under our annual cash incentive compensation program;

•	Benefits accrued under our 401(k) Plan and Pension Plan in which all employees participate;

•	Accrued vacation pay, group health plan continuation and other similar amounts payable when employment terminates under programs applicable to our salaried employees generally;

•	Balances accrued under our Deferred Compensation Plan and Gain Deferral Plan; and

•	Stock options that have vested and become exercisable, and restricted stock, restricted stock units and performance shares that have vested, prior to the employment termination or change-in-control.
Voluntary Resignation
Prior to age 65, we are not obligated to pay amounts over and above vested benefits in the event of employment termination due to voluntary resignation, and all unearned or unvested restricted stock, restricted stock unit and performance share awards will lapse and not vest. Following attainment of age 65, in the event of a named executive officer’s retirement, we have provided that, in addition to payment of the executive’s vested benefits:

•	All unvested restricted stock and restricted stock unit awards, as well as all earned but unvested performance shares, become fully vested; and

•
A prorated portion of all unearned performance shares may vest following the end of the performance periods applicable to the executive’s performance share awards outstanding at the time of retirement and as to which the performance periods have not concluded. The portion of each unearned performance share award that may vest is based on the achievement of the applicable performance goals during the entire performance period, and is calculated by multiplying the target number of performance shares by a fraction, the numerator of which is the number of whole months that have elapsed from the beginning of the applicable performance period to the date of resignation and the denominator of which is 36.

As of December 31, 2015, none of of our named executive officers had attained age 65.
Discharge for Cause
We are not obligated to pay any amounts over and above vested benefits if a named executive officer’s employment terminates because of discharge for cause. The named executive officer’s right to exercise vested options expires upon discharge for cause and, if the cause is fraud or embezzlement of funds, benefits under the Gain Deferral Plan are subject to forfeiture. In general, a discharge will be for cause if the executive has intentionally failed to perform his duties of employment, engaged in illegal or gross misconduct that harms the Company, has been convicted of a felony involving dishonesty, fraud, theft or financial impropriety or has violated a material requirement of any code of ethics or standard of conduct of the Company.
Death or Disability
We provide our employees, including our named executive officers, with group life and disability insurance coverage. The group life insurance benefit is based on a multiple of base salary, subject to limits contained in the policy. Participants in our group life insurance plan may, if eligible, purchase additional insurance at their own cost. The disability benefit is a monthly benefit, paid until age 65, equal to 60% of base salary at the time of disability, subject to a maximum monthly benefit under the plan of $20,000. These benefits would be paid to the named executive officer or his beneficiary, in addition to the executive’s vested benefits, in the event of death or disability.
The amount of the payments to our named executive officers assuming death or disability on December 31, 2015 is set forth in the following table:

		Disability Benefits
Name	Life Insurance (Death) Benefit	Monthly Amount	Months to Age 65	Total Payment
Michael L. Scudder	$1,000,000	$20,000	115	$2,300,000
Mark G. Sander	750,000	20,000	95	1,900,000
Paul F. Clemens	750,000	19,326	19	367,194
Thomas M. Prame	619,000	15,458	227	3,508,966
Kent S. Belasco	570,000	14,231	3	42,693

We also have provided for the vesting of unearned or unvested equity awards in the event of the death or disability of the named executive officer as follows:

•	All unvested restricted stock and restricted stock unit awards, as well as all earned but unvested performance shares, become fully vested; and

•
A prorated portion of all unearned performance shares may vest following the end of the performance periods applicable to the executive’s performance share awards outstanding at the time of death or disability and as to which the performance periods have not concluded. The portion of each unearned performance share award that may vest is based on the achievement of the applicable performance goals during the entire performance period, and is calculated by multiplying the target number of performance shares by a fraction, the numerator of which is the number of whole months that have elapsed from the beginning of the applicable performance period to the date of termination of employment and the denominator of which is 36.
The following table summarizes the unvested restricted stock or restricted stock units, earned but unvested performance shares and unearned performance shares (assuming target performance) that would have vested on December 31, 2015 if the executive’s employment terminated that day due to death or disability.

	Restricted Stock Awards/Units		Performance Shares
Name	Number	Value	Number	Value
Michael L. Scudder	84,794	$1,562,753	61,818	$1,139,306
Mark G. Sander	61,385	1,131,326	38,543	710,347
Paul F. Clemens	26,208	483,013	11,103	204,628
Thomas M. Prame	21,756	400,963	7,101	130,871
Kent S. Belasco	18,086	333,325	6,380	117,583
Discharge Without Cause; Resignation For Good Reason
Our employment agreements obligate us to pay severance benefits if a named executive officer’s employment is involuntarily terminated other than for cause. This includes the resignation by the executive for good reason. A good reason generally will occur if the executive determines we have breached the employment agreement by not maintaining his appointed positions, responsibilities or authority, failed to pay or provide the agreed-upon compensation, given notice that the agreement will not automatically renew, or required the executive to move to an office location more than eighty miles from his current location. Our primary obligation in these circumstances is to continue the executive’s salary and participation in group health plans for a defined severance period and to pay a pro-rata annual bonus (based on target performance) for the year employment terminates. We will also provide outplacement assistance. The severance period is nine months for Mr. Scudder and Mr. Sander and six months for the other named executive officers. The severance period may be extended for up to an additional six-month period in the Company’s sole discretion. The executive is required to execute a general release of claims as a condition to receiving severance benefits.
Severance
The following table summarizes the severance benefits that would be payable to our named executive officers had their employment been terminated involuntarily without cause or for good reason on December 31, 2015:

Name	Monthly Amount	Number of Months	Total Salary Continuation/ Lump Sum	Pro-Rated Annual Bonus(1)	Medical Benefits/Out-placement(2)	Total
Michael L. Scudder	$66,667	9	$600,003	$480,000	$106,303	$1,186,306
Mark G. Sander	48,323	9	434,910	289,940	79,889	804,739
Paul F. Clemens	32,211	6	193,266	154,611	51,145	399,022
Thomas M. Prame	25,764	6	154,584	123,665	43,829	322,078
Kent S. Belasco	23,719	6	142,314	113,850	40,884	297,048

(1)
Pro-rated annual bonus based on target bonus for year of termination and number of days elapsed at date of termination. Amounts reflect full 2015 target bonus and assumes termination occurred on last day of the year.

(2)	Reflects amount of health benefit continuation (COBRA) premium paid by the Company during the salary continuation period and outplacement services estimated to be 12% of annual base salary.
Change-in-control
We have provisions in the employment agreements with our named executive officers and in our employee benefit plans for the payment of severance benefits in the event of a change-in-control of the Company. In the event of a change-in-control, our employment agreements require a “double trigger” to occur before enhanced severance benefits are paid. A “double trigger” involves both a change-in-control of the Company and a qualifying termination of the named executive’s employment following the change-in-control. The enhanced severance benefits consist of a lump sum payment of, in the case of Mr. Scudder and Mr. Sander, approximately 2.5 times the sum of base salary, the average of the annual cash incentive compensation earned for the prior three completed years (or, in the case of Mr. Scudder, if greater, his target annual cash incentive compensation for the year in which the termination occurs), and certain other amounts, and, in the case of the other named executive officers, approximately 2 times the sum of base salary, the average of the annual cash incentive compensation earned for the prior three completed years (or, in the case of Messrs. Clemens and Belasco, if greater, his target annual cash incentive compensation for the year in which the termination occurs), and certain other amounts. The lump sum further includes payment of a pro-rata annual bonus (based on target performance) for the year employment terminates. In addition, all unearned and unvested equity awards granted prior to 2016 will vest in full upon a change-in-control, whether or not the executive’s employment terminates. However, beginning with our equity awards granted in 2016, all new equity awards will require a “double trigger” to occur before unearned and unvested equity awards will vest in connection with a change-in-control. As such, both a change-in-control of the Company and a termination of employment within 24 months following the change-in-control by either the executive for good reason or an acquirer without cause must occur in order for the unearned or unvested equity awards to vest. None of the employment agreements with our named executive officers provide for a gross-up payment should the executive be subject to an excise tax under the Internal Revenue Code.
The table below summarizes the severance payments we would be obligated to make if a change-in-control occurred and the named executive officer’s employment terminated (other than for cause) on December 31, 2015.

	Severance Payments	Equity Awards
		Restricted Stock Awards/Units		Performance Shares
Name	Total Lump Sum	Number	Value	Number	Value	Total Equity Value
Michael L. Scudder	$4,988,293	84,794	$1,562,753	94,609	$1,743,644	$3,306,397
Mark G. Sander	3,172,161	61,385	1,131,326	59,112	1,089,434	2,220,760
Paul F. Clemens	1,557,431	26,208	483,013	16,882	311,135	794,148
Thomas M. Prame	1,242,297	21,756	400,963	10,796	198,970	599,933
Kent S. Belasco	1,200,685	18,086	333,325	9,776	180,172	513,497
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis that appears in this Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

J. Stephen Vanderwoude (Chair)	Barbara A. Boigegrain (Vice-Chair)
Peter J. Henseler	Ellen A. Rudnick
John L. Sterling	Members, Compensation Committee

AUDIT COMMITTEE REPORT
The primary responsibilities of the Audit Committee are, among others, to:  (1) assist the Board of Directors in its oversight of the integrity of the Company’s financial statements and systems of internal control over financial reporting, (2) oversee the Company’s compliance with legal and regulatory requirements relating to financial reporting and disclosure, (3) evaluate the independence and qualifications of the Company’s independent registered public accounting firm, and (4) oversee the performance of the Company’s independent registered public accounting firm and our internal audit function. The Audit Committee also is solely responsible for the appointment and compensation of the Company’s independent registered public accounting firm. The Board of Directors has adopted an Audit Committee Charter, which sets forth the specific duties of the Audit Committee, a copy of which is available on the Company’s website.
In carrying out our oversight responsibilities, we rely on the expertise and knowledge of management, the independent registered public accounting firm and the internal auditors. Management is responsible for determining that the Company’s financial statements are complete, accurate and in accordance with U.S. generally accepted accounting principles. Management is responsible for maintaining appropriate accounting and financial reporting principles and policies as well as internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. Our independent registered public accounting firm is responsible for planning and carrying out a proper audit of the Company’s financial statements and internal control over financial reporting. The internal auditors are responsible for evaluating the adequacy and effectiveness of the Company’s processes and system of internal controls to achieve the Company’s stated goals and objectives. It is not the duty of the Audit Committee to plan or conduct audits, to determine that the Company’s financial statements are complete and accurate and are in accordance with U.S. generally accepted accounting principles, or to conduct investigations or other types of auditing or accounting reviews or procedures.
We have reviewed and had discussions with management and Ernst & Young LLP regarding the Company’s audited financial statements for the year ended December 31, 2015. We also have discussed with Ernst & Young LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. We have received the required disclosures from Ernst & Young LLP under applicable PCAOB standards regarding auditor independence, and have discussed with Ernst & Young LLP its independence. We have established policies and procedures regarding the pre-approval of all services provided by Ernst & Young LLP. We have reviewed the audit and non-audit services provided by Ernst & Young LLP for the year ended December 31, 2015 and considered whether such services are compatible with maintaining its independence, and determined to engage Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2016.
Based upon our review of the Company’s audited financial statements and the discussions noted above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in our charter, we have recommended to the Board of Directors that the Company’s audited financial statements for the year ended December 31, 2015 be included in the Company’s Annual Report on Form 10-K for the same year filed with the SEC.

Patrick J. McDonnell (Chair)	John F. Chlebowski, Jr. (Vice Chair)
Phupinder S. Gill	Michael J. Small
Members, Audit Committee

OTHER MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file reports of ownership of, and transactions in, our equity securities with the SEC. Such directors, executive officers and stockholders are also required to furnish us with copies of all reports they file under Section 16(a). Reports of purchases and sales of our securities by such persons are available on our website at www.firstmidwest.com/secdocuments/. Based on a review of the copies of such reports, and on written representations from our directors and executive officers, we believe that all Section 16(a) filing requirements applicable to our directors and executive officers were complied with during the fiscal year ended December 31, 2015.
Incorporation by Reference
To the extent that this Proxy Statement is incorporated by reference into any other filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this Proxy Statement entitled Audit Committee Report and Compensation Committee Report will not be deemed incorporated therein, unless specifically provided otherwise in such filing. We also include several website addresses in this Proxy Statement for your reference. The information on these websites is not part of this Proxy Statement.
Other Business and Discretionary Authority
As of the date of this Proxy Statement, our Board of Directors knows of no matters to come before, and does not intend to present any matters at, the Annual Meeting other than those items set forth in the Notice of Annual Meeting of Stockholders attached to this Proxy Statement. If other matters properly come before the Annual Meeting, or any adjournment or postponement, the persons named as proxies on the Proxy Card accompanying this Proxy Statement will have discretionary authority to vote pursuant to the Proxy Card, and the named proxies intend to vote on such matters in accordance with their best judgment. In addition, the persons named as proxies on the Proxy Card will have the discretionary authority to vote pursuant to the Proxy Card on any proposal to adjourn the Annual Meeting for any reason, and they will vote on any such proposal to adjourn in accordance with their best judgment.
Each of the nominees for election as directors named in this Proxy Statement has consented to serve on our Board of Directors if elected, and we have no reason to believe that any of the nominees will be unwilling or unable to serve. However, should any nominee become unable or unwilling to serve as a director, the persons named as proxies on the Proxy Card accompanying this Proxy Statement intend to vote for the election of any other person who may be nominated by our Board of Directors.
Stockholder Proposals for 2017 Annual Meeting of Stockholders
Stockholders who, in accordance with the SEC’s Rule 14a-8, wish to present proposals for inclusion in our proxy materials in connection with our 2017 annual meeting of stockholders must submit their proposals on or before December 15, 2016 to First Midwest Bancorp, Inc., Attn:  Corporate Secretary, One Pierce Place, Suite 1500, Itasca, Illinois 60143.
In accordance with our Certificate of Incorporation, for a matter to be properly brought before the 2017 annual meeting of stockholders (but not necessarily contained in our proxy statement), a stockholder’s notice of the matter must comply with the requirements in our Certificate of Incorporation and be timely delivered to First Midwest Bancorp, Inc., Attn:  Corporate Secretary, One Pierce Place, Suite 1500, Itasca, Illinois 60143, not less than 120 nor more than 180 days prior to the date of the meeting, which currently is scheduled for May 17, 2017. As a result, any notice given by or on behalf of a stockholder under these provisions of our Certificate of Incorporation (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than November 18, 2016 and no later than January 17, 2017.

Stockholder Recommendations for Director Candidates
The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The policy of the Nominating and Corporate Governance Committee is to consider candidates recommended by stockholders in the same manner as other candidates. Stockholders who wish to submit director candidates for consideration by the Nominating and Corporate Governance Committee for election at our 2017 annual meeting of stockholders may do so by submitting in writing such candidates’ names in compliance with the procedures required by our Certificate of Incorporation to First Midwest Bancorp, Inc., Attn:  Corporate Secretary, One Pierce Place, Suite 1500, Itasca, Illinois 60143 between November 18, 2016 and January 17, 2017.
Important Notice Regarding Delivery of Stockholder Documents
SEC rules allow us to mail a single copy of our proxy materials to multiple stockholders of record sharing the same address and who we reasonably believe are members of the same household or to one stockholder who has multiple stockholder accounts. This practice is referred to as “householding” and can result in significant savings of paper and mailing costs. We will deliver promptly to any stockholder sharing the same address a separate copy of this Proxy Statement and our 2015 Annual Report upon a request, orally or in writing, to our Corporate Secretary (1) by mail at One Pierce Place, Suite 1500, Itasca, Illinois 60143, or (2) by telephone at (630) 875-7463.
We have been notified that certain brokers and banks holding our Common Stock for their customers also will household proxy materials. If you hold your shares in street name, you may contact your broker or bank if you desire to receive a separate copy of our proxy materials.
Stockholders sharing an address who now receive multiple copies of our proxy materials and who wish to receive only one copy of these materials per household in the future should contact our Corporate Secretary as indicated above (if your shares are held directly) or your broker or bank (if your shares are held in street name).
Additional Information
You may obtain additional information regarding the Company, including our corporate governance policies and practices, by visiting our website at www.firstmidwest.com/investorrelations, or by making a written request to our Corporate Secretary at First Midwest Bancorp, Inc., One Pierce Place, Suite 1500, Itasca, Illinois 60143.
By Order of the Board of Directors,
Nicholas J. Chulos
Executive Vice President, Corporate Secretary
and General Counsel
First Midwest Bancorp, Inc.
April 14, 2016

First Midwest Bancorp, Inc.

ONE PIERCE PLACE, SUITE 1500
ITASCA, IL 60143

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time on May 17, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time on May 17, 2016. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E07932-P78123 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FIRST MIDWEST BANCORP, INC.

The Board of Directors recommends you vote FOR the election of the following nominees.

1. Election of Directors	For	Against	Abstain
1a. Br. James Gaffney, FSC	☐	☐	☐
1b. Michael L. Scudder	☐	☐	☐
1c. J. Stephen Vanderwoude	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. Approval of an advisory (non-binding) resolution regarding the compensation paid in 2015 to First Midwest Bancorp, Inc.'s named executive officers.	☐	☐	☐
3. Ratification of the appointment of Ernst & Young LLP as First Midwest Bancorp, Inc.'s independent registered public accounting firm for the year ending December 31, 2016.	☐	☐	☐

NOTE: In their discretion, the proxies named on the front of this proxy card are authorized to vote upon such other matters as may properly come before the Annual Meeting of Stockholders and at any adjournment or postponement thereof, and for the election of a person to serve as director if any of the nominees above is unable to serve.

Please sign this proxy card exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials
For the Annual Meeting of Stockholders on May 18, 2016:
The Annual Report on Form 10-K, Notice of Annual Meeting of Stockholders and Proxy Statement and Telephone/Internet Voting Instructions are available at www.proxyvote.com

E07933-P78123

First Midwest Bancorp, Inc.

Proxy Solicited on Behalf of the Board of Directors
Annual Meeting of Stockholders to be Held May 18, 2016, 9:00 AM Central Time at the Westin Lombard Yorktown Center Hotel, 70 Yorktown Center, Lombard, IL 60148

The undersigned stockholder(s) hereby appoints Paul F. Clemens and Nicholas J. Chulos, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all shares of Common Stock of First Midwest Bancorp, Inc. held of record by the undersigned on March 25, 2016, at the 2016 Annual Meeting of Stockholders to be held on May 18, 2016 and at any adjournment or postponement thereof. The undersigned hereby further authorizes such proxies to vote in their discretion upon such other matters as may properly come before such Annual Meeting and at any adjournment or postponement thereof. Receipt of the Notice of the 2016 Annual Meeting of Stockholders, the Proxy Statement in connection with such meeting and the 2015 Annual Report to Stockholders is hereby acknowledged.

This proxy, when properly executed, will be voted in the manner directed by you. If you sign and return this proxy but do not give any direction, it will be voted in accordance with the recommendations of the Board of Directors for each Proposal, and in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting. If the shares represented by this proxy are issued to or held for the account of the undersigned under one of the Company's employee benefit plans, then the undersigned hereby directs the trustee to vote such shares as designated on the reverse side.

Continued and to be signed on the reverse side